SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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AMERICAN COMMERCIAL LINES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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AMERICAN COMMERCIAL LINES INC.
1701 E. Market Street
Jeffersonville, Indiana 47130

April 16, 2010

Dear Stockholder:

The Annual Meeting of Stockholders of American Commercial Lines Inc. (the “Company”) will be held on Monday, May 17, 2010, at 11:00 a.m. Eastern time, at American Commercial Lines Inc., 1701 E. Market Street, Jeffersonville, Indiana 47130. At the Annual Meeting, you will be asked to vote on a number of important matters described in the attached proxy statement. There also will be an opportunity for you to ask questions, receive information about our business and discuss topics of interest regarding the Company.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, please vote your proxy by completing and returning your proxy card by mail. Instructions on how to vote are included with your proxy card. In the materials accompanying this letter, you will find a Notice of Annual Meeting of Stockholders, a proxy statement, a proxy card and a copy of the Company’s Annual Report for the year ended December 31, 2009.

We look forward to your participation in the Annual Meeting either through your proxy vote or your attendance at the Annual Meeting. If you need directions to the Annual Meeting location, or have a disability that may require special assistance, please contact our Investor Relations Department by mail at 1701 E. Market Street, Jeffersonville, Indiana 47130, by telephone at (800) 842-5491 or by email at InvestorBoard@aclines.com.

Sincerely,

Michael P. Ryan
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 17, 2010

You may also read the Company’s annual report and this notice and proxy statement on our Web site at http://aclconnect.aclines.com/AnnualReport/ or http://aclconnect.aclines.com/Proxy/

AMERICAN COMMERCIAL LINES INC.
1701 E. Market Street
Jeffersonville, Indiana 47130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 17, 2010

Dear Stockholder:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of American Commercial Lines Inc. (the “Company” or “ACL”) will be held on Monday, May 17, 2010, at 11:00 a.m. Eastern time, at American Commercial Lines Inc., 1701 E. Market Street, Jeffersonville, Indiana 47130.

At the Annual Meeting, stockholders will be asked to:

•	elect the six directors identified in this proxy statement to the Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

•	ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010; and

•	consider any other business properly brought before the Annual Meeting and any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Only stockholders of record at the close of business on April 2, 2010 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A list of stockholders will be available beginning ten days prior to the Annual Meeting during normal business hours at the office of the Secretary of the Company at 1701 E. Market Street, Jeffersonville, Indiana 47130.

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the enclosed proxy card, even if you plan to attend the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your broker, bank or other nominee regarding the voting instructions. You may vote your shares in person even if you previously returned a proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

By order of the Board of Directors

Dawn Landry
Senior Vice President and General Counsel
April 16, 2010

YOUR VOTE IS IMPORTANT

NO MATTER HOW MANY SHARES YOU OWN AS OF THE RECORD DATE, PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND DATE, SIGN AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.

AMERICAN COMMERCIAL LINES INC.
1701 E. Market Street
Jeffersonville, Indiana 47130

PROXY STATEMENT

Annual Meeting of Stockholders May 17, 2010

GENERAL

Persons Making the Solicitation

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of American Commercial Lines Inc. (the “Company”) of proxies from holders of its outstanding shares of common stock, par value $.01 per share (the “Common Stock”), for use at an Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 17, 2010 at 11:00 a.m. Eastern time, at American Commercial Lines Inc., 1701 E. Market Street, Jeffersonville, Indiana 47130, and at any adjournment thereof. This proxy statement is first being mailed to stockholders on or about April 16, 2010. You are requested to sign, date and return the enclosed proxy card in order to ensure that your shares are represented at the Annual Meeting.

The Annual Meeting has been called for the following purposes: (i) to elect the six directors identified in this proxy statement to the Board to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified (Proposal 1); (ii) to ratify the selection by the Audit Committee of the Board of the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010 (Proposal 2); and (iii) to transact any other business that properly comes before the Annual Meeting or any adjournments of the meeting.

A form of proxy is enclosed for your use. The shares represented by each properly executed, unrevoked proxy will be voted as directed by the stockholder executing the proxy. Executed but unmarked proxies will be voted FOR the election of the Board’s nominees as directors and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010. With respect to any other matter that may come before the Annual Meeting or any adjournment thereof, the proxy confers upon the proxy holders discretionary authority to vote the proxy in accordance with their best judgment.

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation. Also, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

Who Can Vote

Only holders of record of Common Stock at the close of business on April 2, 2010 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 55 holders of record of the 12,806,213 shares of Common Stock then outstanding and eligible to be voted at the Annual Meeting. Each share is entitled to one vote. A list of the stockholders of record will be available at the Annual Meeting and during the 10 days prior to the Annual Meeting at the Company’s principal executive offices.

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a stockholder of record, and these proxy materials are being sent directly to you from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

If your shares are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of these shares and hold these shares in “street name.” These proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you obtain a signed proxy from the record holder giving you the right to vote the shares. You will receive instructions from your broker, bank or other nominee describing how to vote your shares.

Voting and Revocation

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. Properly executed proxies that do not contain voting instructions will be voted for the proposals.

If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or Internet. A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions (formerly ADP Investor Communication Services) that offers Internet and telephone voting options.

A proxy may be revoked by a stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of the Company, by duly executing and delivering to the Secretary of the Company a proxy bearing a later date, or by voting in person at the Annual Meeting. Attending the Annual Meeting in and of itself will not constitute a revocation of a proxy.

Effect of Not Casting Your Vote

If you hold your shares in “street name” it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1). In the past, if you held your shares in “street name” and you did not indicate how you wanted your shares voted in the election of directors, your broker or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate.

Recent changes in regulation were made to take away the ability of your broker or other nominee to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you do not instruct your broker, bank or other nominee how to vote in the election of directors, no votes will be cast on your behalf. Your broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2). If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Attending the Annual Meeting in Person

Only stockholders of record, or their duly appointed proxies, may attend the Annual Meeting. As discussed above, if your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to such shares and you have the right to attend the Annual Meeting and vote in person. If your shares are held in a brokerage account, or by a bank or other nominee, you are the beneficial owner of such shares. As such, in order to attend the Annual Meeting or vote in person, you must obtain and present at the time of registration a properly executed proxy from the record holder giving you the right to vote the shares.

Any holder of a proxy from a stockholder of record must present the proxy card, properly executed, and an admission ticket to gain admittance. All attendees must present a valid form of photo identification such as a driver’s license in order to be admitted to the Annual Meeting. Authorized attendees will be issued admission tickets during registration. Registration will begin at 10:00 a.m. Eastern time, and seating will begin at 10:45 a.m. Eastern time. Each stockholder will be asked to sign in upon arrival. Due to security measures, all bags will be subject to search and all persons who attend the Annual Meeting may be subject to a metal detector and/or hand wand search. We will be unable to admit anyone who does not comply with these security procedures. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Required Vote

In order to carry on the business of the Annual Meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting. We count abstentions and broker “non-votes” as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when you fail to provide voting instructions to your broker for shares you hold in “street name.” Under those circumstances, your broker may be authorized to vote for you on some routine items, such as the ratification of an independent registered public accounting firm, but is prohibited from voting on other items, such as the election of directors. Those items for which your broker cannot vote result in broker “non-votes.”

If a quorum is present at the annual meeting, the six nominees for director identified in this proxy statement receiving a plurality of votes cast will be elected to the Board. Abstentions and broker “non-votes” are not counted for this purpose.

The proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010 requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on the matters. For this proposal, abstentions have the same effect as votes against such proposal but broker “non-votes” are not counted as entitled to vote for this proposal and have no effect on the outcome of the vote.

Householding of Annual Disclosure Documents.

Two or more stockholders sharing an address can request delivery of a single copy of our annual disclosure documents if they are receiving multiple copies by calling Broadridge at (800) 542-1061 or writing to them at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. In the same way, two or more stockholders sharing an address and receiving only a single copy of the annual disclosure documents can request to each receive a separate copy of the disclosure documents. If a broker or other nominee holds your shares, please contact Broadridge and inform them of your request by calling them at (800) 542-1061 or writing to them at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Please be sure to include your name, the name of your brokerage firm, and your account number.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Nominees.  The nominees of the Board are the six persons named below, all of whom are currently members of the Board. The Board has no reason to believe that any nominee will be unable to serve. However, if any nominee or nominees should decline or become unavailable to serve for any reason, shares represented by the accompanying proxy will be voted for such other person or persons as the Board may nominate.

The following table sets forth the name, age (as of April 1, 2010) and principal occupation of each person nominated by the Board, his position with the Company and business experience during at least the last five years, his particular areas of expertise and other relevant qualifications and the first year each was elected or appointed as a director.

		Director
Name and Age	Business Experience and Directorships	Since

Clayton K. Yeutter (79) Chairman of the Board	Mr. Yeutter was appointed a director of ACL on January 11, 2005. Mr. Yeutter serves as Senior Advisor, International Trade at Hogan & Hartson LLP (“Hogan & Hartson”), a Washington, D.C. law firm. Prior to joining Hogan & Hartson in 1993, Mr. Yeutter served as U.S. Trade Representative from 1985 to 1989, as Secretary of Agriculture from 1989 to 1991, as Republican National Chairman in 1991 and as Counselor to the President in 1992. Earlier in his career he held two Assistant Secretary of Agriculture posts under President Nixon and then served as Deputy Special Trade Representative under President Ford. Between his two periods of government service, he was President and Chief Executive Officer of the Chicago Mercantile Exchange from 1978 through 1985. Mr. Yeutter serves as a director of Covanta Holding Corp., Neogen Corporation, Burlington Capital Group and the Chicago Climate Exchange.	2005

	Areas of Relevant Experience:

	Governmental, Political or Diplomatic Expertise — Former U.S. Cabinet Member serving as U.S. Trade Representative and Secretary of Agriculture. The U.S. Trade Representative is the U.S. Cabinet post responsible for the implementation of U.S. trade policy throughout the world. The Secretary of Agriculture is responsible for the implementation of U.S. farm policy.

	Relevant Chief Executive Officer/President Experience — Served as President and Chief Executive Officer of the Chicago Mercantile Exchange for seven years. The Chicago Mercantile Exchange provides futures and options markets, in a variety of financial and agricultural products, to participants throughout the world.

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		Director
Name and Age	Business Experience and Directorships	Since

Richard L. Huber (73) Director	Mr. Huber was appointed a director of ACL on January 11, 2005. Mr. Huber served as a director of American Commercial Lines LLC, the predecessor entity of the Company (“ACL LLC”), from 2000 to January 2005 and as Interim Chief Executive Officer of ACL LLC from April 2004 to January 2005. Mr. Huber has been Managing Director, Chief Executive Officer and Principal of Norte-Sur Partners, a direct private equity investment firm focused on Latin America, since January 2001. Prior to that, from 1995 to February 2000, Mr. Huber held various positions with Aetna, Inc., a leading health and disability benefits provider, most recently as Chairman and Chief Executive Officer. Mr. Huber has approximately 40 years of prior investment and merchant banking, international business and management experience, including executive positions with Chase Manhattan Bank, Citibank, Bank of Boston and Continental Bank. In addition, Mr. Huber is Chairman of the board of directors of My Wines Direct and Antarctic Shipping S.A. (Chile), serves as a director of Covanta Holding Corp., Aqua Bounty Technology, and Gafisa S.A. (Brazil).	2005

	Areas of Relevant Experience:

	Extensive Knowledge of the Company’s Business — Served as director of ACL LLC for five years and as Interim Chief Executive Officer of ACL LLC.

	Relevant Chief Executive Officer/President Experience — Served as Chief Executive Officer of Aetna, Inc., a Fortune 100 company.

	International Exposure — Currently serves as Chairman of a Chilean company operating an icebreaking cruise ship in Antarctica and as a director of one of Brazil’s largest and most diversified home builders. He has numerous personal investments in Argentina, Brazil & Chile.

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		Director
Name and Age	Business Experience and Directorships	Since

Nils E. Larsen (39) Director	Mr. Larsen was appointed a director of ACL on January 11, 2005. Mr. Larsen is the Executive Vice President-Chief Investment Officer at Tribune Company (“Tribune”), a diversified media company, and a Managing Director of Equity Group Investments, LLC (“EGI”), a private investment group. Mr. Larsen joined Tribune in December 2008 as a member of the senior leadership team managing Tribune’s restructuring process and leads Tribune’s investment activities. On December 8, 2008, Tribune filed for Chapter 11 bankruptcy. Mr. Larsen was named Managing Director at EGI in 2001 and joined EGI in 1995. While at EGI, Mr. Larsen has focused on a wide range of industries and financial securities with particular focus on the transportation, energy, media and retail industries and distressed debt securities. Previously, Mr. Larsen worked as a financial analyst with CS First Boston in the taxable fixed-income/derivatives group where he was involved in raising capital for international issuers and domestic financial institutions.	2005

	Areas of Relevant Experience:

	High Level of Financial Literacy — Extensive career in finance and investment management, starting with CS First Boston. Currently is a Managing Director of Equity Group Investments, LLC.

	Senior Management Experience — Serves as Executive Vice President-Chief Investment Officer at the Tribune Company.

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		Director
Name and Age	Business Experience and Directorships	Since

Emanuel L. Rouvelas (65) Director	Mr. Rouvelas was appointed a director of ACL on January 11, 2005. Mr. Rouvelas is a partner at K & L Gates, a global law firm of 1800 lawyers in 35 offices. Previously, he was a founding partner and Chairman of Preston Gates Ellis & Rouvelas Meeds LLP and guided its growth to 140 partners and employees prior to its January 2007 merger into K & L Gates. Mr. Rouvelas has established a federal law and lobbying practice and has advised and represented many of the world’s leading shipping companies. Prior to joining Preston Gates, Mr. Rouvelas was counsel to the U.S. Senate Committee on Commerce and chief counsel to its Merchant Marine and Foreign Commerce Subcommittees where he had lead staff responsibility on the enactment of 34 public laws, many of which related to shipping.	2005

	Areas of Relevant Experience:

	Governmental, Political or Diplomatic Expertise — Extensive career in the practice of federal law and lobbying. Served as counsel to the U.S. Senate Committee on Commerce and chief counsel to its Merchant Marine and Foreign Commerce Subcommittees.

	Extensive Knowledge of the Company’s Business and Transportation Industry — More than 30 years experience advising and representing many of the world’s leading shipping companies.

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		Director
Name and Age	Business Experience and Directorships	Since

Michael P. Ryan (50) Director, President and Chief Executive Officer	Michael P. Ryan was named President and Chief Executive Officer of ACL effective March 1, 2008. Prior to that, he served as Senior Vice President of Sales and Marketing since coming to ACL in November 2005. Mr. Ryan has more than 28 years of combined experience in logistics, sales, marketing and customer service. He spent approximately 22 years in sales and marketing positions of increasing responsibility while at Canadian National Railway Company and CSX Corporation, Inc. and was most recently Senior Vice President and General Manager of McCollister’s Transportation Systems.	2008

	Areas of Relevant Experience:

	Relevant Chief Executive Officer/President Experience — Currently serves as President and Chief Executive Officer of the Company.

	Extensive Knowledge of the Company’s Business and Transportation Industry — Knowledge of all aspects of the Company’s business and a historical understanding of its operations.

	Marketing and Sales Experience — Served as Senior Vice President Sales and Marketing at the Company. More than 24 years of combined experience in sales, marketing and customer service.
R. Christopher Weber (54) Director	Mr. Weber was appointed a director of ACL on January 11, 2005. From January 1991 until his retirement in May 1999, Mr. Weber served as the Senior Vice-President and Chief Financial Officer of Jacor Communications, Inc., a radio broadcast company. Mr. Weber is also a retired Certified Public Accountant.	2005

	Areas of Relevant Experience:

	High Level of Financial Literacy — Retired Certified Public Accountant. Served for eight years as Chief Financial Officer of Jacor Communications, Inc.

	Relevant Chief Financial Officer/President Experience — Served as Chief Financial Officer and Senior Vice-President of Jacor Communications, Inc. from 1991-1999. During his tenure, substantially grew the number of radio stations and property holdings of Jacor Communications, Inc.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE DIRECTOR NOMINEES.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Corporate Governance Matters

Board Independence.  At least a majority of the Board must qualify as independent within the meaning of the rules of the Nasdaq Stock Market. The Board undertook its annual review of director independence in March 2010. During this review, the Board considered transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The Board has affirmatively determined that other than Mr. Ryan, all of the remaining five members of the Board standing for reelection are independent within the meaning of the rules of Nasdaq. In March of 2009, Mr. Eugene Davis, who will be retiring on May 17, 2010, was also determined to be independent within the meaning of the rules of Nasdaq. Mr. Ryan is not considered to be independent because he is an executive officer of the Company.

The Board concluded that none of Messrs. Huber, Rouvelas and Weber possess any of the bright-line relationships set forth in the listing standards of the Nasdaq Stock Market that prevent independence, or any other relationship with the Company other than Board membership. With respect to Mr. Yeutter, the Board considered the fact that in 2009, the Company engaged Hogan & Hartson, to which Mr. Yeutter is a senior advisor, to perform legal services for the Company and has paid that firm an aggregate of $1,643,311 during 2009. The Board concluded that this relationship is not one of the bright-line relationships set forth in the listing standards of the Nasdaq Stock Market that prevents independence, and that this relationship does not constitute a material relationship because both Mr. Yeutter’s relationship with Hogan & Hartson and that firm’s relationship with the Company are sufficiently immaterial so as not to impair Mr. Yeutter’s independent judgment in connection with his duties and responsibilities as a director of the Company. With respect to Mr. Larsen, the Board considered the fact that Mr. Larsen serves as a Managing Director of Equity Group Investments, L.L.C., an affiliate of GVI Holdings, Inc., a 25.3 percent stockholder of the Company. The Board concluded that a relationship with a stockholder of the Company in and of itself does not impair Mr. Larsen’s independent judgment in connection with his duties and responsibilities as a director of the Company.

Corporate Governance Guidelines and Code of Ethics.  The Company has Corporate Governance Guidelines, which are applicable to all directors of the Company. In addition, the Board approved a separate Code of Ethics, which is applicable to all employees and directors of the Company including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Ethics and Corporate Governance Guidelines are available on the Company’s website under the Investor Relations tab at www.aclines.com. The Company intends to post any amendments to or waivers from its Code of Ethics applicable to the Company’s principal executive officer, principal financial officer or principal accounting officer at this location on its website.

Board’s Role in Risk Oversight.  The Board is responsible for overseeing the overall risk management process at the Company. Risk management is considered a strategic activity within the Company and responsibility for the day to day management of risk rests with executive management while the Audit Committee of the Board and the Board as a whole participate in the oversight of the process. The Audit Committee has been designated to take the lead in overseeing risk management at the Board level, including the identification of the primary risks to the Company’s business and interim updates of those risks. Accordingly, the Audit Committee schedules time for periodic review of risk management, in addition to its other duties. In this role, the Audit Committee receives reports from an executive risk management committee, which includes the Company’s Chief Financial Officer, General Counsel and Vice President and General Manager for Transportation Services. The Audit Committee strives to generate serious and thoughtful attention to the Company’s risk management process and system, the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks.

Although the Board’s primary risk oversight has been assigned to the Audit Committee, the Audit Committee periodically updates the full Board on the Company’s risk management system and the most significant risks that the Company faces. This is principally accomplished through Audit Committee reports to the Board and summary versions of the briefings provided by the executive risk management committee. In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations.

Criteria for Board Membership.  Working closely with the full Board, the Nominating and Governance Committee develops criteria for any open Board positions, taking into account such factors as it deems appropriate, including, among others, the current composition of the Board, the range of talents, experiences and skills that would best complement those already represented on the Board, the balance of management and independent Directors and any need for financial or other specialized expertise. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, however the Company’s Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee shall identify possible nominees who meet specified objectives in terms of the composition of the Board, taking into account such factors as geographic, occupational, gender, race and age diversity. As a matter of practice, the Nominating and Corporate Governance Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (geographic, gender, race, age) and experience (industry, professional, public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives.

Board Leadership Structure.  The Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate or combined and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee Directors or be an employee. The Board believes that it should be free to make a choice from time to time in any manner that is in the best interests of the Company and its stockholders based on the recommendation of the Nominating and Corporate Governance Committee.

Currently, Mr. Yeutter, who has been designated by the Board as an independent director, serves as the Chairman of the Board, and Mr. Ryan serves as a Director and Chief Executive Officer. The Board believes the current structure of an independent chair, separate from the Chief Executive Officer, is the most appropriate structure for the Company at this time because an independent chairman enables non-management directors to raise issues and concerns for Board consideration without immediately involving management. The independent chairman also serves as a liaison between the Board and senior management. The current structure allows the Chief Executive Officer to focus on his responsibility of setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the independent Chairman of the Board provides guidance to the CEO and independent leadership to the Board.

Director Nomination Procedure.  The Nominating and Corporate Governance Committee is responsible, when the need arises, for seeking individuals qualified to become Board members for recommendation to the Board. The entire Board shall nominate members for election to the Board and for filling vacancies on the Board. The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. A stockholder who wishes to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should send such recommendation to the Secretary of the Company, 1701 E. Market Street, Jeffersonville, Indiana 47130, who will forward it to the Nominating and Corporate Governance Committee. Any such recommendation should include a description of the candidate’s qualifications for board service; the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a director candidate at the annual meeting of stockholders, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the advance notice requirements set forth in the

Company’s Bylaws. Director nominees will be evaluated pursuant to the procedures and criteria set forth above under the heading “Criteria for Board Membership.”

Majority Voting Policy.  The Company has adopted a Majority Voting Policy which states that in an uncontested election (i.e., an election when the only nominees are those recommended by the Board), any nominee for Director who receives a greater number of votes “withheld” from election than votes “for” such election (a “Majority Withheld Vote”), shall promptly tender a resignation to the Board for consideration.

The Nominating and Governance Committee shall promptly consider the resignation offer and recommend to the Board action with respect to the tendered resignation, which may include (i) accepting the resignation, (ii) maintaining the Director but addressing the underlying cause of the “withheld” votes, (iii) determining not to re-nominate the Director in the future, (iv) rejecting the resignation, or (v) any other action the Nominating and Governance Committee deems to be appropriate and in the best interests of the Company. In considering what action to recommend with respect to the tendered resignation, the Nominating and Governance Committee will take into account all factors deemed relevant, including without limitation, any stated reasons why stockholders “withheld” votes for election from such Director, the length of service and qualifications of the Director whose resignation has been tendered, the overall composition of the Board, the Director’s contributions to the Company, the mix of skills and backgrounds of the Directors, and whether accepting the tendered resignation would cause the Company to fail to meet any applicable requirements of the Securities and Exchange Commission (the “SEC”), the Nasdaq Stock Market or the Company’s Corporate Governance Guidelines.

The Board will act on the Nominating and Governance Committee’s recommendation no later than 90 days following certification of the stockholder vote.

Following the Board’s decision on the Nominating and Governance Committee’s recommendation, the Company will promptly disclose the Board’s decision with respect to the tendered resignation and will provide a description of the process by which the decision was reached in a Current Report on Form 8-K filed with the SEC.

Except in certain special circumstances, any Director who tenders a resignation pursuant to this provision shall not participate in the Nominating and Governance Committee review and recommendation process or the Board’s consideration regarding the action to be taken with respect to the tendered resignation.

To the extent that one or more Directors’ resignations are accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Stockholder Communication with the Board.  It is the policy of the Company to facilitate communication with the Board. The Company’s stockholders and interested parties may send communications to the Board or the Presiding Director in the manner described below. All communications should be delivered either: (i) in writing addressed c/o the Corporate Secretary’s Office at 1701 E. Market Street, Jeffersonville, Indiana 47130 or (ii) via email to InvestorBoard@aclines.com.

All communications must be accompanied by the following information:

•	if the person submitting the communication is a stockholder, a statement of the type and amount of the securities of the Company that the person holds;

•	if the person submitting the communication is not a stockholder and is submitting the communication as an interested party, the nature of the person’s interest;

•	the address, telephone number and e-mail address, if any, of the person submitting the communication.

Each communication will be forwarded to the Director(s) to which it is addressed. Communications may, at the direction of the Board, be shared with Company management.

Director Evaluation Policy.  The Nominating and Governance Committee is responsible for conducting an annual review and evaluation of the Board’s conduct and performance based upon completion by all directors of a self-evaluation form that includes an assessment, among other things, of the Board’s maintenance and implementation of the Company’s standards of conduct and corporate governance policies. The review seeks to identify specific areas, if any, in need of improvement or strengthening and culminates in a discussion by the full Board of the results and any actions to be taken.

Committees and Meetings of the Board of Directors

During 2009, the Board held 11 meetings and acted by unanimous written consent six times. All of the directors attended at least 75 percent of the regular and special meetings of the committees and the full Board that they were required to attend. Directors are encouraged to attend and participate in the Annual Meeting of Stockholders. At last year’s annual meeting, six of the Company’s directors attended in person. The Board holds regular executive sessions without management present at the end of each regularly scheduled Board meeting, as required by Nasdaq rules. The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Our committees are comprised entirely of independent directors as currently required under the existing rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Nasdaq Stock Market. Each committee is governed by a written charter approved by the Board. These charters are available on the Company’s website under the Investor Relations tab at www.aclines.com.

Audit Committee.  The Audit Committee of our Board selects our independent registered public accountants, reviews with the independent registered public accountants the plans and results of the audit engagement, approves professional services provided by the independent registered public accountants, reviews the independence of the independent registered public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. Our Board has adopted a written charter of the Audit Committee. Messrs. Weber, Davis and Yeutter currently serve as members of the Audit Committee, with Mr. Weber serving as Chairman. Mr. Weber is an “audit committee financial expert” as defined by the SEC. Our Board has determined that each of the members of the Audit Committee is “independent,” as that term is defined for audit committee members under the listing standards of the Nasdaq Stock Market and the Exchange Act. During 2009, the Audit Committee held 14 meetings. The Audit Committee’s report required by the SEC rules appears on page 44.

Compensation Committee.  The Compensation Committee reviews and approves the Company’s executive compensation strategy and principles, and sets executive compensation levels based on its evaluations of the performance of the Company’s Chief Executive Officer and other executive officers in light of corporate goals and objectives approved by the Compensation Committee. The Compensation Committee also reviews and makes recommendations to the Board regarding the Company’s incentive-compensation and equity-based plans. The Compensation Committee also recommends to the Board the form and amount of director compensation. Our Board has adopted a written charter of the Compensation Committee. Messrs. Larsen, Rouvelas and Huber currently serve as members of the Compensation Committee, with Mr. Larsen serving as Chairman. Mr. Weber served on the Compensation Committee until January 27, 2009, when the Board acted to appoint him to the Nominating and Governance Committee and to appoint Mr. Huber to the Compensation Committee. Our Board has determined that each of the members of the Compensation Committee is “independent,” as such term for compensation committee members is defined in the listing standards of the Nasdaq Stock Market; each is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act; and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended. During 2009, the Compensation Committee held eight meetings.

The Compensation Committee believes that it is important for members of management to provide input on the overall effectiveness of the Company’s executive compensation program. The

Compensation Committee considers input from the Chief Executive Officer and the Senior Vice President of Human Resources with respect to compensation levels for executive officers (other than their own compensation). However, the Compensation Committee exercises its discretion in modifying any recommended awards to executive officers. The Compensation Committee holds executive sessions without members of management present at least quarterly, but typically six times per year.

Among other matters, the charter of the Compensation Committee provides the Compensation Committee with the authority to retain compensation consultants to assist in the evaluation of director and executive compensation.

Nominating and Governance Committee.  The Nominating and Governance Committee of our Board identifies individuals qualified to become members of the Board, recommends to the Board the director nominees for the next annual meeting of stockholders, identifies individuals to fill vacancies on the Board, recommends changes to our Corporate Governance Guidelines, leads the annual review of both the Nominating and Governance Committee’s performance and the Board’s performance and recommends nominees for each committee of the Board. In addition, the Nominating and Governance Committee also oversees the Company’s public policy activities and reviews and assesses the adequacy of the Company’s Investor Communications program annually. Our Board has adopted a written charter of the Nominating and Governance Committee. Messrs. Davis, Weber and Rouvelas currently serve as members of the Nominating and Governance Committee, with Mr. Rouvelas serving as Chairman. Mr. Huber served on the Nominating and Governance Committee until January 27, 2009, when the Board acted to appoint him to the Compensation Committee and to appoint Mr. Weber to the Nominating and Governance Committee. Our Board has determined that each of the members of the Nominating and Governance Committee is “independent,” as that term is defined for nominating and governance committee members under the listing standards of the Nasdaq Stock Market and the Exchange Act. The Nominating and Governance Committee held six meetings during 2009.

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EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plans

The table below outlines the number of shares of our common stock that are subject to outstanding options and stock unit awards granted under our stock compensation plans, the per share weighted-average exercise price of those options and stock unit awards, and the number of shares of Company common stock remaining available for future awards under the current stock compensation plans. The numbers in the table are as of December 31, 2009.

	Number of		Number of Securities
	Securities to be		Remaining Available
	Issued Upon	Weighted-Average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity
	Outstanding Options(1)	Outstanding Options	Compensation Plans

Equity compensation plans approved by stockholders	797,081	32.75758	285,447
Equity compensation plans not approved by stockholders	218,179	8.32500	0

Total	1,015,260	24.36644	285,447

(1)	Includes 69,586 performance share units and 310,400 restricted stock units. Performance share units contain specific cumulative three year performance criteria and will only vest if those conditions are met. Restricted stock units are time vested units that vest on various anniversary dates of the grant dates. These shares do not carry an exercise price and therefore are not included in the weighted average exercise price.

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PROPOSAL NO. 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to stockholder ratification, the Audit Committee has selected Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ended December 31, 2010. E&Y has audited the books and records of the Company for the fiscal years ending December 31, 2009, December 31, 2008, December 31, 2007, December 31, 2006, December 31, 2005, and December 31, 2004. Representatives of E&Y are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement, if they desire to do so.

In connection with the audit of the Company’s financial statements and internal control over financial reporting for fiscal year 2010, the Company is a party to an agreement with E&Y which sets forth the terms by which E&Y will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages. The agreement with E&Y with respect to audit services for fiscal year 2009 contained the same provisions.

Disclosure of Auditor Fees

The description of the fees billed to the Company by E&Y during the years ended December 31, 2008 and 2009 is set forth below.

	2009	2008

Audit Fees(1)	$933,000	$1,120,153
Audit-Related Fees(2)	67,000	74,000
Tax Fees(3)	27,881	56,300

Total Fees	$1,027,881	$1,250,453

(1)	Audit Fees were for professional services rendered for the audits of consolidated financial statements of the Company, consents, and assistance with review of documents and registration statements filed with the SEC.

(2)	Audit-Related Fees were for professional services rendered for financial statement audits of employee benefit plans.

(3)	Tax Fees were for permissible tax services including U.S. and foreign tax compliance, tax planning and tax advice that did not impair the independence of the auditor and that were consistent with the SEC’s rules on auditor independence.

Audit Committee Pre-Approval Policies and Procedures

The Company’s Audit Committee has a policy for the pre-approval of all audit and non-audit services provided by the Company’s independent registered public accounting firm. Each year, the Audit Committee approves the proposed services, including the type and nature of such services. Audit Committee pre-approval is also required for engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. As required by the Sarbanes-Oxley Act, all audit and non-audit services provided in the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007 were pre-approved by the Audit Committee in accordance with these policies and procedures.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

SECURITY OWNERSHIP OF AMERICAN COMMERCIAL LINES INC.

The following table sets forth the beneficial ownership of the Company’s Common Stock as of March 15, 2010 for the following: (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock; (ii) each member of the Board; (iii) each Named Executive Officer (as defined under “Compensation Discussion and Analysis” below) of the Company; and (iv) all Directors and executive officers of the Company as a group.

	Amount and
	Nature of
	Beneficial		Percent
Name of Beneficial Owner	Ownership(1)		of Class(1)

GVI Holdings, Inc.	3,234,474	(2)	25.26%
2 North Riverside Plaza, Suite 600 Chicago, IL 60606
Columbia Wanger Asset Management, L.P.	1,879,000	(3)	14.67%
227 West Monroe Street, Suite 3000 Chicago, IL 60606
BlackRock, Inc.	1,675,810	(4)	13.09%
40 East 52nd Street New York, NY 10022
WS Management, LLLP	670,300	(5)	5.23%
4306 Pablo Oaks Court Jacksonville, FL 32224
FMR LLC	1,336,449	(6)	10.44%
82 Devonshire Street Boston, MA 02109
Clayton K. Yeutter	54,757	(7)	*
Eugene I. Davis	33,606	(8)	*
Richard L. Huber	221,660	(9)	1.73%
Nils E. Larsen	37,321	(10)	*
Emanuel L. Rouvelas	36,106	(11)	*
R. Christopher Weber	42,122	(12)	*
Michael P. Ryan	30,173	(13)	*
Thomas R. Pilholski	9,521	(14)	*
William N. Whitlock(18)	48,735	(15)	*
Dawn R. Landry	6,572	(16)	*
Richard W. Spriggle	7,247	(17)	*
Directors and Executive Officers as a Group (11)	527,820		4.12%

*	Less than one percent

(1)	Applicable percentage of ownership is based on 12,806,051 shares of common stock outstanding as of March 15, 2010 together with applicable options to purchase shares of Common Stock for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days following March 15, 2010 are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the stockholder named in this table has sole voting and dispositive power with respect to the shares of common stock shown as beneficially owned by such stockholder. The common stock presented in this table reflects the one-for-four reverse stock split of May 26, 2009.

(2)	According to the Schedule 13D/A filed with the SEC on November 17, 2009, this includes: (i) 1,329,270 shares of Common Stock as to which GVI Holdings, Inc. shares beneficial ownership; (ii) 34,882 shares of Common Stock as to which GAMI Investments, Inc. shares beneficial ownership; (iii) 1,870,322 shares of Common Stock as to which SZ Investments, L.L.C. shares beneficial ownership; (iv) 1,364,152 shares of Common Stock as to which Great American Management and Investment, Inc. shares beneficial ownership; (v) 440,537 shares of Common Stock as to which HY I Investments, L.L.C. shares beneficial ownership; (vi) 440,537 shares of Common Stock as to whicy EGI-Managing Member (01), L.L.C. shares beneficial ownership (vii) 393,281 shares of Common Stock as to which EGI-Fund (05-07) Investors, L.L.C. shares beneficial ownership; and (viii) 343,750 shares of Common Stock as to which EGI-Fund (08-10) Investors, L.L.C. shares beneficial ownership, the aggregate 3,234,474 shares of Common Stock held by the stockholders, as to which each of which Chai Trust Company, L.L.C. shares beneficial ownership, represent approximately 25.26 percent of the issued and outstanding Common Stock. As disclosed in the Schedule 13D/A, 3,234,474 shares of Common Stock in the aggregate held by the stockholders are pledged to various financial institutions as collateral security for the repayment of debit balances in respect of certain loan facilities.

(3)	Beneficial ownership of Common Stock is as of December 31, 2009 as reported on Schedule 13G/A filed by Columbia Wanger Asset Management, L.P. with the SEC on February 9, 2010.

(4)	Beneficial ownership of Common Stock is as of December 31, 2009 as reported on Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 8, 2010.

(5)	Beneficial ownership of Common Stock is as of December 31, 2009 as reported on Schedule 13G/A filed by WS Management, LLLP with the SEC on February 12, 2010.

(6)	Beneficial ownership of Common Stock is as of December 31, 2009 as reported on Schedule 13G filed by FMR LLC with the SEC on January 11, 2010. FMR LLC reported sole voting power over 694,689 shares and sole dispositive power over 1,336,449 shares.

(7)	This amount excludes 3,292 shares of restricted stock and options to purchase 6,285 shares of common stock that will not vest within 60 days of March 15, 2010. This amount includes 47,746 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 15, 2010. This amount includes 1,750 shares of common stock purchased by Mr. Yeutter. This amount includes 425 shares indirectly owned in a custodial account for the benefit of a minor child. This amount excludes 312 shares in the Yeutter Family Generation Skipping Trust account, for which Mr. Yeutter has neither voting nor dispositive power.

(8)	This amount excludes 1,343 shares of restricted stock that will not vest within 60 days of March 15, 2010. This amount includes 30,385 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 15, 2010.

(9)	This amount excludes 2,195 shares of restricted stock and options to purchase 4,191 shares of common stock that will not vest within 60 days of March 15, 2010. This amount includes 123,787 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 15, 2010. This amount includes 7,500 shares of common stock purchased by Mr. Huber.

(10)	This amount excludes 2,195 shares of restricted stock and options to purchase 4,191 shares of common stock that will not vest within 60 days of March 15, 2010. This amount includes 28,788 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 15, 2010. This amount includes 5,103 shares of common stock owned by Mr. Larsen not granted as equity by the Company.

(11)	This amount excludes 2,195 shares of restricted stock and options to purchase 4,191 shares of common stock that will not vest within 60 days of March 15, 2010. This amount includes 30,385 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 15, 2010. This amount includes 2,500 shares held jointly with a family member and 666 shares held in trust for a family member.

(12)	This amount excludes 2,195 shares of restricted stock and options to purchase 4,191 shares of common stock that will not vest within 60 days of March 15, 2010. This amount includes 31,650 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 15, 2010. This amount includes 1,250 shares held jointly with a family member.

(13)	This amount excludes 24,382 shares of restricted stock and options to purchase 91,506 shares of common stock that will not vest within 60 days of March 15, 2010. This amount includes 28,079 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 15, 2010. This amount also excludes 24,382 shares of performance shares of restricted stock that will not have been earned within 60 days of March 15, 2010.

(14)	This amount excludes 11,850 shares of restricted stock and options to purchase 48,309 shares of common stock that will not vest within 60 days of March 15, 2010. This amount includes 8,771 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 15, 2010. This amount also excludes 11,850 shares of performance shares of restricted stock that will not have been earned within 60 days of March 15, 2010. This includes 750 shares purchased by Mr. Pilholski.

(15)	This amount includes 10,895 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 15, 2010. This includes 500 shares purchased by Mr. Whitlock.

(16)	This amount excludes 8,203 shares of restricted stock and options to purchase 20,008 shares of common stock that will not vest within 60 days of March 15, 2010. This amount includes 6,072 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 15, 2010. This amount also excludes 8,203 shares of performance shares of restricted stock that will not have been earned within 60 days of March 15, 2010. This includes 500 shares purchased by Ms. Landry.

(17)	This amount excludes 9,116 shares of restricted stock and options to purchase 22,231 shares of common stock that will not vest within 60 days of March 15, 2010. This amount includes 6,747 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 15, 2010. This amount also excludes 9,116 shares of performance shares of restricted stock that will not have been earned within 60 days of March 15, 2010. This includes 500 shares purchased by Mr. Spriggle.

(18)	Mr. Whitlock retired on June 30, 2009.

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COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW OF 2009 COMPENSATION

A significant portion of the compensation for executive officers varies with Company performance. In addition, the value of a portion of the compensation for executive officers is tied to the price of Company stock. As a result of the continued economic downturn, compensation in fiscal 2009 remained flat as compared to fiscal 2008. Base salaries for named executive officers were frozen at 2008 levels for fiscal 2009. At the beginning of 2009, the Compensation Committee of the Board of the Company (the “Committee”) established threshold performance goals for Company performance under the Annual Incentive Plan which were partially met. The Committee continues to evaluate the most appropriate structure for measuring the performance of executive officers and for ensuring that the compensation policies for executive officers align their interests with those of the Company’s long-term stockholders. In that regard, the Committee also evaluates risks and rewards associated with the Company’s overall compensation philosophy and structure. Management discusses with the Committee the practices that have been put in place to identify and mitigate, as necessary, potential risks.

FISCAL 2009 KEY DEVELOPMENTS

The following are key developments in 2009 relating to compensation for executive officers:

•	Base salaries for executive officers remained unchanged in 2009 following the decision by the Committee to freeze base salaries in 2008.

•	Beginning with awards of performance share units made in 2009, the Committee changed the vesting terms for the performance share unit awards to graded vesting instead of the former all or nothing vesting, which it determined was in line with common business practice and which more appropriately rewards Company performance.

•	The stock ownership requirements for senior executives to hold a defined multiple of the senior executive’s base salary in shares of the Company’s common stock were updated. The revised guidelines now apply to additional executives (grade 16 vice presidents) and require ownership of a fixed value of shares based on the stock price instead of the former requirement to own a fixed number of shares.

Overview of the Executive Compensation Program

The Committee, which is comprised of three independent, non-employee directors as required under the Nasdaq listing standards, is responsible for overseeing the Company’s executive compensation program. During fiscal year 2009, the Committee consisted of Messrs. Larsen, Rouvelas, Huber and Weber. Mr. Weber served on the Compensation Committee until January 27, 2009, at which time Mr. Huber was appointed to serve on the Compensation Committee.

The Committee regularly reviews and approves the Company’s executive compensation strategy and principles to ensure they are aligned with the Company’s business strategy and objectives, stockholder interests and corporate culture and appropriately promote the objectives of the Committee’s compensation philosophy. The Committee annually reviews and approves corporate goals and objectives relevant to all compensation elements for the Company’s Chief Executive Officer and other executive officers of the Company, evaluates their performance in light of those goals and objectives, and sets compensation levels based on the evaluations. The Committee receives and considers input from the Chief Executive Officer and the Senior Vice President of Human Resources with respect to all elements of compensation for executive officers (other than their own compensation), including recommendations for salary adjustments, annual incentive plans and long-term incentive awards. However, the Committee exercises its discretion in modifying any recommended adjustments or awards to the other executive officers. The Chief Executive Officer, the Senior Vice President of Human Resources, and the Senior Vice President, General Counsel & Corporate Secretary participate in

Committee meetings on a regular basis, review compensation matters and provide responses to Committee member questions. The Committee holds executive sessions without members of management present at least quarterly, but typically six times per year.

In making compensation decisions, the Committee reviews the amount of total targeted compensation executive officers are eligible to receive, actual amounts of total compensation paid to each executive officer and the amount of wealth generated through employment service. This Compensation Discussion and Analysis provides a discussion of the Committee’s compensation philosophy and practices, the elements of compensation of the Company’s Chief Executive Officer and the other Named Executive Officers who are listed in the Summary Compensation Table that follows (collectively, the “Named Executive Officers”), why those elements have been selected and how they are applied and implemented by the Committee.

Compensation Consultants

The Committee did not retain a compensation consultant in 2009.

Risk Associated with Compensation Policies

The Committee believes that the Company’s compensation policies represent an appropriate balance of incentives and compensation approaches and do not encourage our executives to take unnecessary or excessive risks when managing the Company’s business. The Committee has conducted an internal risk assessment of ACL’s 2009 compensation policies and practices. This risk assessment included the risks associated with compensation practices for the Named Executive Officers and all employees covered by the ACL compensation policies. As a part of this review, the Committee reviewed the annual bonus opportunity and performance based restricted stock units, the clawback provisions under the 2005 Stock Incentive Plan and Omnibus Incentive Plan and the executive stock ownership requirement. As a result of this review, the Committee concluded that the Company’s equity awards are directly aligned with long-term stockholder interests through their link to the Company’s stock price and multi-year vesting schedules. The clawback provisions that require return and/or forfeiture of performance-based payments or awards in the event they are based upon metrics that are reversed due to a restatement or reclassification reinforces the accuracy of the Company’s financial statements and encourages executives to focus on maintaining accurate books and records and on complying with relevant accounting policies.

INCLUSION OF FORMER EXECUTIVE OFFICERS

Mr. Norb Whitlock served as an executive officer of the Company during a portion of the 2009 fiscal year. However, Mr. Whitlock resigned from his positions with the Company effective June 30, 2009 but continues to serve as a consultant to the Company pursuant to a consulting agreement for a term of one year with a Company option to renew the Consulting Agreement for an additional one year term.

Objectives of the Executive Compensation Program

The primary objective of the Company’s executive compensation program is to align the wealth creation opportunity of the Company’s Named Executive Officers with increases in stockholder value. The Committee considers the attendant impact on stockholder value when making compensation decisions for Named Executive Officers. The Committee uses various measures of stockholder value in its assessment, including but not limited to: earnings before interest, taxes, depreciation and amortization (“EBITDA”); earnings per share (“EPS”); cash flow from operations; net income; and share price.

Additionally, another objective of the Company’s executive compensation program is to attract and retain first-class management talent from transportation, manufacturing and other industries who are capable of developing and executing the Company’s strategic plan.

Executive Compensation Is Designed to Reward Company Performance

The Company’s executive compensation program rewards company performance and the contributions made by the Named Executive Officers. At least 62% of the total compensation granted to each Named Executive Officers is performance based and contingent upon the achievement of certain company-wide operational and financial metrics. The Board approves the metrics on a fiscal-year basis within the process of its approving the Company’s overall annual budget. The metrics, individually and together, are quantifiable and measurable, and are not qualitative. Specific metrics may change over time, but for 2009, included EPS; EBITDA; cash flow from operations; safety; environmental; contribution per barge day (both liquid and dry); and hours worked per ton of steel. These metrics align Company goals with executive compensation by rewarding achievement of metrics used by the Board to evaluate the Company’s performance.

Components of Named Executive Officer Compensation

There are three main components to compensation for Named Executive Officers:

•	Cash Compensation — Base Salary;

•	Cash Compensation — Annual Bonus Opportunity; and

•	Equity Compensation — Restricted Stock Units and Stock Options.

Why the Company Chooses to Pay Each Element

Cash Compensation — Base Salary

Each Named Executive Officer receives a base salary commensurate with the scope and responsibility of his/her position. The base salary is established giving due consideration to the Named Executive Officer’s knowledge, experience, expertise and abilities. The Named Executive Officer’s expected contributions are also considered.

The Named Executive Officer has the opportunity to receive increases and, in certain circumstances, decreases in base salary based on individual performance and company performance although changes in executive compensation are mainly provided through performance-oriented components of executive compensation.

The Company believes that offering competitive base salaries is necessary to attract and retain talented executives who will help maximize the short and long-term value of the Company.

Cash Compensation — Annual Bonus Opportunity

Each Named Executive Officer has the opportunity to benefit from Company performance that meets or exceeds the Board’s approved performance targets through participation in the Company’s annual cash bonus program. The annual bonus program ties executive compensation to Company performance by making payments contingent upon the achievement of performance-based metrics. The annual bonus program rewards and aligns the activity of the Named Executive Officer throughout the course of the year.

The Company believes annual performance-based bonuses are an important element of compensation because they reward excellent performance and encourage the Named Executive Officers to continue to strive for a high level of Company performance that builds stockholder value. As noted previously, Named Executive Officers have the potential to receive annual performance-based bonuses, as do all non-bargaining employees, upon the achievement of annually established operating and financial metrics such as: EPS; EBITDA; cash flow from operations; safety; environmental; contribution per barge day (both liquid and dry); and hours worked per ton of steel.

Equity Compensation — Restricted Stock Units and Stock Options

Each Named Executive Officer has the opportunity to participate in the long-term equity performance of the Company through the receipt of Company restricted stock units and stock options, which are granted pursuant to the Company’s 2008 Omnibus Incentive Plan. The long-term incentive award for each Named Executive Officer consists of (i) options to purchase shares of the Company’s common stock, (ii) time-based restricted stock units and (iii) performance-based restricted stock units.

The Committee grants stock options and time-based restricted stock units to motivate Named Executive Officers to align their interests with the interests of the Company’s stockholders and to focus on the long-term performance of the business.

The Committee grants performance-based restricted stock units to tie Named Executive Officer compensation to the performance of the Company and to motivate and focus Named Executive Officer activity over the course of several years.

The Committee believes that equity compensation is an important factor with respect to the retention of the Company’s Named Executive Officers and the alignment of their interests with those of the Company’s stockholders. Such equity compensation provides an incentive that focuses the Named Executive Officer’s attention on managing the Company from the perspective of an owner with an equity stake in the business.

How the Company Determines the Amount for Each Element

Base Salary

The Committee determines each Named Executive Officer’s base salary through the assessment of its needs and what the market requires to fulfill those needs. The Committee considers the Company’s existing compensation structure and determines the appropriate compensation for desired levels of responsibility. The Committee does not apply a formula for determining base salary or annual changes to base salary levels.

The base salaries for Named Executive Officers, including the Chief Executive Officer (the “CEO”), are determined by the Committee based on several factors, including but not limited to:

•	The nature and responsibility of the position;

•	The experience and performance of the individual Named Executive Officer; and

•	The recommendations of the Company’s CEO and Senior Vice President of Human Resources (except with regard to their own salaries).

The factors considered by the Committee are not assigned specific weights. In 2008, the Committee entered into offer letters with Messrs. Ryan, Pilholski and Spriggle and Ms. Landry. When determining the initial base salary for each of these Named Executive Officers, the Committee considered the factors listed above. The offer letters of each of the Company’s Named Executive Officers are described under “Employment Agreements.” Their base salaries earned for 2009 are shown in the “Salary” column of the Summary Compensation Table.

As discussed above, in light of the current economic conditions, the Committee decided in 2008 to freeze base salaries for 2009. In 2009, the Committee continued the base salary freeze for 2010.

Cash Compensation — Annual Bonus Opportunity

Each Named Executive Officer has a specified target percentage of his/her base salary that determines the targeted annual bonus opportunity. The Named Executive Officer has the ability to exceed or fall short of his/her targeted annual bonus opportunity within a specified band. For the annual cash bonus opportunity in 2009, the Company pays 50 percent of a Named Executive Officer’s targeted annual bonus when the Company achieves a level of performance equal to 80 percent of the established base-line performance criteria. The Company may pay up to 150 percent of a Named Executive Officer’s targeted annual bonus when the Company achieves a level of performance equal to 120 percent of the established base-line performance criteria. If the Company achieves less than 80 percent of the established baseline performance, then no payout is made. Each of the established performance criteria is measured individually so it is possible to achieve various percentages of each individual performance metric. For the annual cash bonus opportunity in 2010, the Board determined that a minimum achievement level of at least 95% must be met for at least cash flow from operations and one of the EPS or EBITDA targets for the year in order for any payout to be made.

The annual cash bonuses paid to the Company’s Named Executive Officers were based on the Company’s 2009 Annual Incentive Plan (the “AIP”). The Committee considered a combination of financial measures and business objectives when determining 2009 bonuses. The financial measures (75 percent of the total) included EPS (25 percent), EBITDA (25 percent) and cash flow from operations (25 percent) (the “Budgeted Financial Measures”). The remaining 25 percent was tied to the achievement of the following business objectives: safety (10 percent); environmental (5 percent); contribution per barge day-liquid (2.5 percent); contribution per barge day-dry (2.5 percent); and hours worked per ton of steel (5 percent) (the “Budgeted Business Objectives” and together with the Budgeted Financial Measures, the “Budgeted Performance Goals”). An individual’s target award opportunity is calculated based upon a percentage of base salary determined by job level and the achievement of the defined Company Budgeted Performance Goals. The actual amounts of incentive awards are calculated using the following formula:

Actual Base Salary Earnings	x	Target Award Opportunity	x	Overall Performance Score

Pursuant to the terms of the AIP, the Board may adjust incentive awards upward or downward by up to 20% based on performance. However, the net of these adjustments may not increase the total bonus award.

For fiscal year 2009, the Target Award Opportunities for the Named Executive Officers ranged from 65 percent to 100 percent of actual base salary depending on position. For fiscal year 2009, the Committee determined the extent to which the Budgeted Performance Goals were achieved and approved the amount of the annual incentive bonus to be paid to each Named Executive Officer. For performance in fiscal year 2009, the Company paid a total of $0.6 million to Named Executive Officers and a total of $8.3 million to all employees under the AIP.

The Committee sets the Budgeted Performance Goals based on projections of the Budgeted Financial Measures and the Budgeted Business Objectives.

In 2009, the Committee established Budgeted Performance Goals that required achievement of $1.79 for EPS, $136,542,000 for EBITDA and $93,717,000 for cash flow. In addition, the Committee established Budgeted Business Objectives that required exceptional performance to ensure that the annual bonus payment maintains its performance-based nature and does not become and is not perceived as an entitlement. In 2009, the Company achieved $0.53 for EPS, $105,428,000 for EBITDA and $117,433,000 for cash flow. The Company achieved at least 80% of the target for cash flow for the year. Accordingly, the Named Executive Officers received in 2010 pay outs from the 2009 Annual Incentive Plan based on achievement of between 0 percent and 150 percent of the Company’s various performance targets for 2009 performance. For 2009, the average payout to the Named Executive Officers was 55 percent of target award opportunity.

Cash bonus information for the Named Executive Officers is shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Equity Compensation — Restricted Stock Units and Stock Options

As discussed above, the Committee grants annual equity awards to Named Executive Officers consisting of (i) options to purchase shares of the Company’s common stock, (ii) time-based restricted stock units and (iii) performance-based restricted stock units. The Committee allocates these three types of equity grants into three components of compensation and weights them to place the primary focus on aligning executive equity with stockholder value.

Each Named Executive Officer has a targeted percentage of his or her base salary that determines the potential value of that year’s equity grant. The targeted percentage is determined based upon an assessment of the Named Executive Officer’s grade level and a discretionary assessment of performance, the Named Executive Officer’s ability to impact the Company’s results, and the Named Executive Officer’s anticipated future contributions.

Stock options comprise 50 percent of the value of equity compensation, and are granted at fair market value on date of grant determined under a Black-Scholes option valuation method. Stock options vest ratably over three years, and generally expire ten years from the date of grant.

Time-based restricted stock units comprise 25 percent of the value of equity compensation. Time-based restricted stock units vest in a cliff fashion on the third anniversary of the date of the grant.

Performance-based restricted stock units comprise 25 percent of the value of equity compensation. The performance-based restricted stock units cliff vest in three years, assuming that the Board’s established annual performance metrics are met, on a cumulative basis, for the three-year period. The relevant annual performance metrics for each of the three years are the EPS and EBITDA metrics approved for the annual bonus opportunity. A shortfall in performance in any year of the three year period can be made up by above target performance in later years. For awards of performance-based restricted stock units made in 2008 and prior years, unlike the annual bonus opportunity, there was no graded vesting for the performance-based restricted stock units. Awards considered probable to vest given performance to the date of any period end are expensed over the vesting period. The value of each award is its fair market value on the grant date, which is the closing market price on that date. Cumulative performance against the long-term, performance-based criteria defined for each of the 2007, 2008 and 2009 three year award periods has not resulted in any of the awards being deemed probable of vesting and no cumulative expense has been recorded for shares expected to vest based on achievement of the targets. Specifically, in order for the performance-based restricted stock unit awards granted in 2007 to be paid in 2010, cumulative EPS performance should have been $5.07 and cumulative EBITDA performance should have been $588,942,000. However, cumulative EPS performance was $2.63 and cumulative EBITDA performance was $423,211,000.

In 2009, the Committee reviewed the terms of the performance-based restricted stock unit awards and determined that common business practice allowed for graded vesting of performance-based restricted stock unit awards. Graded vesting provides the opportunity for a portion of the award to be paid after the three year period, commencing with performance equal to 80 percent of plan. However, the graded vesting requires performance of 120 percent of plan to earn a 100 percent payout of the performance units. Given the uncertain economic times, the Committee believes graded vesting provides reasonable targets that are achievable, but makes it more difficult to achieve 100 percent vesting. Accordingly, on March 9, 2009, the Committee revised the methodology for payment of performance-based restricted stock units granted to the Named Executive Officers beginning with performance-based restricted stock units granted in 2009. Beginning with the grant in 2009, performance-based restricted stock units will allow for graded vesting. Specifically, at the end of the three-year performance period, payments, if any, would be made as follows:

•	80 percent of performance equates to 50 percent of performance share units vesting

•	100 percent of performance equates to 75 percent of performance share units vesting

•	120 percent of performance equates to 100 percent of performance share units vesting

The performance-based restricted stock units will continue to be subject to the satisfaction of pre-established performance measures based upon (i) EBITDA and (ii) EPS.

In addition to annual equity awards described above, stock options and other forms of equity compensation may be granted to some Named Executive Officers when the Named Executive Officer first joins the Company. The Company believes that including equity as part of a compensation package for new hires is important to attract talented individuals who are needed to enhance the short and long-term value of the Company. Additionally, this practice gives newly appointed executives an immediate interest in the long-term value of the Company.

The grant date fair value of restricted stock, restricted stock units and securities underlying stock options awarded to Named Executive Officers expensed in fiscal years 2009, 2008 and 2007 in compliance with FAS 123R are reported in the Summary Compensation Table.

Other Benefits

Salary Continuation Plan.  The Company maintained a salary continuation plan under which supplemental retirement benefits are paid as a function of final pay. Following the Company’s emergence from bankruptcy, the only participant under the salary continuation plan was Mr. Whitlock, a Named Executive Officer. Benefits under the salary continuation plan were payable upon Mr. Whitlock’s retirement and include: (i) credits of contributions and earnings to a bookkeeping account kept for Mr. Whitlock’s benefit and (ii) an amount equal to Mr. Whitlock’s annualized final salary at retirement. As of June 30, 2009 (Mr. Whitlock’s date of retirement), the value of Mr. Whitlock’s benefit was $1.04 million which was paid out in 2010. Because Mr. Whitlock was the only participant in the Salary Continuation Plan, this plan was terminated effective with Mr. Whitlock’s retirement.

How Does Each Element and the Company’s Decisions Regarding the Element Fit Into the Company’s Overall Compensation Objectives and Affect Decisions Regarding Other Elements?

The Company and the Committee seek to provide an opportunity to the Named Executive Officers to create wealth as stockholder value increases. To this end, a substantial portion of Named Executive Officer compensation is based on the annual and long-term achievement of measurable operating and financial metrics. Achievement of these performance metrics has a material impact on a Named Executive Officer’s wealth creation opportunity and annual cash compensation.

The Committee believes that the Named Executive Officers should expect to receive the majority of their compensation through components that are at risk and that annual compensation should be secondary to long-term wealth creation through the appreciation of equity.

As the Company designs its compensation programs to be related to performance, it is able to tie the wealth creation of the Named Executive Officers to increases in stockholder value.

Of note, the Committee regularly receives and reviews executive compensation tally sheets at its Committee meetings. The tally sheets allow the Committee to continuously monitor compensation and wealth creation vis-à-vis performance.

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EXECUTIVE COMPENSATION POLICIES

Securities Trading Policy

This policy prohibits the Named Executive Officers, certain executives and other employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities, as well as prohibiting the buying or selling of puts, calls or other derivatives of Company securities. In addition, this policy is designed to ensure compliance with all insider trading rules.

Executive Officers Stock Ownership Guidelines

The Board believes that executive officers, including the Named Executive Officers, should own and hold Company common stock to further align their interests and actions with the interests of the Company’s stockholders. Accordingly, in 2008 the Board adopted the Executive Officers Stock Ownership Guidelines (the “Officer Guidelines”) applicable to executive officers. These guidelines were originally applicable only to grades 17 and above but were amended in 2009 to apply to grades 16 and above as well.

Pursuant to the Officer Guidelines, executive officers of the Company are required to own common stock of the Company equal in value to a multiple of the executive officer’s base annual salary. The guideline for the Company’s Chief Executive Officer is set at four times annual base salary. The guidelines for the Company’s Executive Vice President, Chief Financial Officer and Senior Vice Presidents are set at three times the executive officer’s annual base salary. The guidelines for Grade 17 Vice Presidents are set at one point five times the executive officer’s annual base salary. The guidelines for Grade 16 Vice Presidents are set at one time the executive officer’s annual base salary. The guidelines are initially calculated using the executive officer’s base salary as of the later of the date the Officer Guidelines were adopted or the date the individual became an executive officer. The guidelines are re-calculated whenever an executive officer changes pay grade.

The stock ownership levels should be achieved by the Chief Executive Officer within five years of the adoption of the Officer Guidelines or within five years of appointment. Stock ownership levels should be achieved by the Executive Vice President, Chief Financial Officer, Senior Vice Presidents, Grade 16 and Grade 17 Vice Presidents within four years of the adoption of the Officer Guidelines or within four years from appointment. Once achieved, ownership of the Officer Guideline amount must be maintained as long as the executive officer remains with the Company.

Failure to meet, or show sustained progress toward meeting, the Officer Guidelines may result in an executive officer receiving future annual cash bonuses in the form of equity until he or she has satisfied the Officer Guidelines. The Company may also bar the executive officer from selling Company common stock until the Officer Guideline has been achieved; provided, however, that neither of these alternatives shall be exercised by the Company if the executive officer has not sold any stock.

Stock Option Grant Policies

The Committee is responsible for reviewing and approving any equity award under the Company’s equity based plans, as well as considering, recommending, administering and implementing the Company’s equity based plans.

In connection with the approval of equity awards under the Company’s equity based plans, the Company has not adopted a formal stock option grant policy. However, as a general practice, all equity awards made by the Committee are granted on the date of the meeting at which the award was approved. The grant price for the equity award is based on the closing price of the Company’s common stock on the Nasdaq Stock Market on the approval date. No equity award may be modified after the grant date except by the action of the Committee. Generally, annual equity awards are approved by the Committee at a special meeting during an open trading window. Except in the case of extraordinary circumstances, the Committee grants annual equity awards at a special meeting held after annual financial statement information is available and during an open trading window. In the case of a new hire whose employment agreement or offer letter contains an award that must be approved by the Committee prior to the next regularly scheduled meeting during an open trading window, the grant price is based on the closing price of the Company’s common stock on the Nasdaq Stock Market on the later to occur of the approval date or the commencement of employment of the new hire.

Deductibility of Compensation Over $1 Million

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million (including stock options and restricted stock units) paid in one year to the Named Executive Officers. Performance-based compensation (including stock options and restricted stock units) is subject to an exception, provided such compensation meets certain requirements, including stockholder approval. The basic philosophy of the Committee is to periodically review the potential consequences of Section 162(m) and to strive to provide the Named Executive Officers of the Company with a compensation package which will preserve the deductibility of such payments for the Company to the extent reasonably practicable and to the extent consistent with its other compensation objectives. However, the Committee reserves the right to use its judgment to authorize compensation payments that do not comply with certain exemptions in Section 162(m) when it believes that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the Named Executive Officer’s performance.

Recoupment of Equity Awards

The Company’s 2005 Stock Incentive Plan and the 2008 Omnibus Incentive Plan each include a clawback provision requiring return and/or forfeiture of performance-based payments or awards. The provisions require that in the event any award or other payment is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of the Company or any subsidiary or affiliate, then any payments made or awards granted shall be returned and/or forfeited to the extent required and as then provided by applicable laws, regulations or listing requirements.

Policy Against Re-pricing Stock Options

The Company has steadfastly maintained a consistent policy against repricing stock options. We believe this is a critical element in maintaining the integrity of our equity compensation program and ensuring alignment of senior executives’ interests with the interests of our stockholders.

Perquisites and Other Personal Benefits

As a general rule, the Company does not provide perquisites and other personal benefits to its Named Executive Officers.

Compensation of the Chief Executive Officer

In connection with Mr. Ryan’s appointment as President and Chief Executive Officer of the Company, the Committee approved a new letter agreement with Mr. Ryan. Under the terms of his employment letter agreement, Mr. Ryan will receive a base salary of $425,000 per year. For a detailed description of Mr. Ryan’s employment letter agreement, see the section entitled Employment Agreements — Michael P. Ryan.

Mr. Ryan’s annual incentive bonus for fiscal year 2009, paid in 2010, was $177,894 which represents approximately 55 percent of his targeted bonus opportunity. As a participant in the AIP, Mr. Ryan’s annual incentive bonus was based on the financial performance of the Company and accomplishment of key objectives set forth in the AIP as described in the section entitled Cash Compensation — Annual Bonus Opportunity.

Mr. Ryan received long-term incentive awards in amounts determined by the Committee in accordance with the factors described above for all Named Executive Officers. In 2009 Mr. Ryan received options to purchase 51,618 shares of the Company’s common stock, 16,001 time-based restricted stock units and the opportunity to receive 16,001 performance-based restricted stock units in his capacity as Chief Executive Officer.

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SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Position	Year	($)	($)	($)(8)	($)(8)	($)(1)	($)(2)	($)		($)

Michael P. Ryan	2009	$425,000	$—	$169,611	$322,096	$177,894	$19,419	$16,960	(3)	$1,130,980
President and Chief	2008	$408,333	$—	$162,376	$1,289,919	$251,888	$20,678	$9,200		$2,142,394
Executive Officer
Thomas R. Pilholski	2009	$325,000	$—	$86,464	$164,206	$106,109	$—	$9,800	(4)	$703,253
Senior Vice President,	2008	$255,000	$—	$—	$569,594	$138,783	$—	$22,659		$986,036
Chief Financial Officer and Treasurer
W.N. Whitlock*	2009	$212,500 (5)	$—	$113,070	$214,725	$94,877	$—	$174,723	(6)	$809,890
Executive Vice	2008	$340,000	$—	$212,414	$236,910	$284,682	$3,186	$13,700		$1,090,892
President	2007	$340,000	$—	$179,384	$206,819	$77,860	$—	$12,567		$816,680
Dawn R. Landry	2009	$225,000	$—	$59,858	$113,680	$93,865	$—	$9,800	(4)	$489,960
Senior Vice President,	2008	$144,087	$—	$—	$—	$78,418	$—	$5,250		$227,755
And General Counsel
Richard W. Spriggle	2009	$250,000	$—	$66,515	$126,310	$97,040	$—	$53,286	(7)	$586,802
Senior Vice President, Human Resources

*	Mr. Whitlock retired on June 30, 2009.

(1)	AIP payments received February 19, 2010 for year 2009 performance.

(2)	As of December 31, 2009, represents 12 months from previous valuation date of December 31, 2008.

(3)	Includes protection services of $7,160 and $9,800 in Company 401(k) contributions.

(4)	Company 401(k) contributions.

(5)	Includes earned and accrued vacation in the amount of $42,500 that was paid out upon retirement.

(6)	Includes severance of $158,923, Salary Continuation Plan earnings of $6,000 and $9,800 in Company 401(k) contributions.

(7)	Includes $9,800 in Company 401(k) contributions and $43,486 in relocation reimbursement.

(8)	Dollar values reflect the aggregate grant date fair value of equity awards granted within the fiscal year in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 for stock-based compensation (Formerly FAS 123R). For a discussion of the assumptions used in determining these values, see Note 14 to our 2009 audited financial statements included in the Form 10-K.

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EMPLOYMENT AGREEMENTS

Michael P. Ryan

On March 12, 2008, the Company entered into an employment letter agreement with Michael P. Ryan, the President and Chief Executive Officer of ACL. Under the terms of his employment letter agreement, Mr. Ryan: (a) will receive a base salary of $425,000 per year, subject to annual increases, if any, at the discretion of the Compensation Committee of the Board, (b) will be eligible to receive an annual target bonus beginning in 2009 of 75 percent of his base salary subject to meeting certain performance criteria, (c) received a grant of 15,588 stock options to purchase shares of the Company’s common stock with an exercise price equal to $71.28 per share, which options will vest and become exercisable on the third anniversary of the grant date, (d) received a grant of 17,536 stock options to purchase shares of the Company’s common stock with an exercise price equal to $89.00 per share, which options will vest and become exercisable on the third anniversary of the grant date, and (e) will be eligible to receive any other perquisites and benefits offered by the Company. Mr. Ryan’s employment letter agreement also included post-employment provisions which are summarized in the section entitled “Post-Employment Provisions.”

Thomas R. Pilholski

On March 18, 2008, the Company entered into an employment letter agreement with Thomas R. Pilholski, the Senior Vice President and Chief Financial Officer of ACL. Under the terms of his employment letter agreement, Mr. Pilholski: (a) will receive a base salary of $325,000 per year, subject to annual increases, if any, at the discretion of the Compensation Committee of the Board, (b) will be eligible to receive an annual target bonus of 65 percent of his base salary subject to meeting certain performance criteria, (c) received a grant of 13,094 stock options to purchase shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of grant (which was Mr. Pilholski’s first day of employment), which options will vest and become exercisable on the third anniversary of the grant date, (d) received a grant of 6,313 stock options to purchase shares of the Company’s common stock with an exercise price equal to 125 percent of fair market value on the grant date, which options will vest and become exercisable on the third anniversary of the grant date, and (e) will be eligible to receive any other perquisites and benefits offered by the Company. Mr. Pilholski’s employment letter agreement also included post-employment provisions which are summarized in the section entitled “Post-Employment Provisions.”

W. N. Whitlock

On May 25, 2005, Mr. Whitlock’s nonqualified stock option agreement, incentive stock option agreement and restricted stock award agreement were amended to provide that if Mr. Whitlock’s employment is terminated due to death or disability, or without cause, or if Mr. Whitlock terminates his employment for good reason, all of his options will immediately become fully vested and exercisable and the restrictions on his restricted shares will fully lapse. If Mr. Whitlock’s employment is terminated for cause or if Mr. Whitlock terminates his employment without good reason, he will forfeit all rights and interests to any unvested restricted stock or options. Mr. Whitlock will have 90 days to exercise his vested options after his employment is terminated other than (i) for cause; (ii) upon his death, disability or retirement or (iii) if he terminates his employment without good reason. If his employment is terminated for cause, Mr. Whitlock will have one day following termination to exercise his vested stock options. If his employment is terminated due to death, disability or retirement, his vested options will be exercisable for a period of twelve months. Lastly, if he terminates his employment without good reason, Mr. Whitlock will have sixty days following such termination to exercise his vested stock options.

On August 1, 2006, the Company amended Mr. Whitlock’s Termination Benefits Agreement such that he serves as the Executive Vice President Governmental Affairs. On December 24, 2008, the Company amended Mr. Whitlock’s Termination Benefits Agreement to state that to the extent payments made under the agreement exceed the amount permitted to be paid pursuant to the provisions of Section 409A of the Internal Revenue Code without the imposition of a tax under that section, payments shall be deferred for a period of six months.

Mr. Whitlock retired on June 30, 2009 but continues to serve as a consultant to the Company pursuant to a consulting agreement for a term of one year with a Company option to renew the Consulting Agreement for an additional one year term (the “Optional Term”), which is subject to Mr. Whitlock’s acceptance. Pursuant to the terms of the Consulting Agreement, the Company will pay Mr. Whitlock at the hourly rate of $200 per hour for consulting services on an as needed and mutually agreed upon basis (the “Consulting Fees”). In addition, if the Company does not utilize Mr. Whitlock’s services up to a $25,000 contract amount, then the Company will pay Mr. Whitlock the difference between $25,000 and the Consulting Fees in the event that the Company does not request the Option Term or if the Option Term is agreed to between Mr. Whitlock and the Company. If the Company requests the Option Term and Mr. Whitlock declines such extension, then the Company will have no further obligation to pay Mr. Whitlock.

Dawn R. Landry

On April 25, 2008, the Company entered into an employment letter agreement with Dawn R. Landry, Senior Vice President-General Counsel & Corporate Secretary of ACL and each of its operating subsidiaries. Under the terms of her employment letter agreement, Ms. Landry: (a) will receive a base salary of $225,000 per year, subject to change from time to time based on job performance, (b) will be eligible to receive an annual AIP target bonus of up to 65 percent of her annual base earnings subject to meeting certain performance criteria, and (c) will be eligible to receive target Long-Term Incentive opportunity equal to 100 percent of annual base earnings, subject to approval by the Board.

Richard W. Spriggle

On October 28, 2008, the Company entered into an employment letter agreement with Richard W. Spriggle, the Senior Vice President, Human Resources of ACL. Under the terms of his employment letter agreement, Mr. Spriggle: (a) will receive a base salary of $250,000 per year, subject to annual increases, if any, at the discretion of the Compensation Committee of the Board, (b) will be eligible to receive an annual target bonus of 65 percent of his base salary subject to meeting certain performance criteria, (c) will be eligible to receive target Long-Term Incentive opportunity equal to 100 percent of annual base earnings, subject to approval by the Board. Mr. Spriggle’s employment letter agreement also included post-employment provisions which are summarized in the section entitled “Post-Employment Provisions.”

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GRANTS OF PLAN-BASED AWARDS

									All Other	All Other
									Stock	Stock
									Awards:	Awards:	Exercise	Grant
			Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Date Fair
			Under Non-Equity			Under Equity			Shares of	Securities	Price of	Value of
			Incentive Plan Awards			Incentive Plan Awards			Stock or	Underlying	Option	the Equity
			Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Award
Name	Grant Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Michael P. Ryan	3/30/2009	(1)	$159,375	$318,750	$478,125
	3/9/2009					8,001	12,001	16,001			$9.96	$159,370
	3/9/2009								16,001		$9.96	$159,370
	3/9/2009									51,618	$9.96	$322,096
Thomas R. Pilholski	3/30/2009	(1)	$105,625	$211,250	$316,875
	3/9/2009					4,079	6,118	8,157			$9.96	$81,244
	3/9/2009								8,157		$9.96	$81,244
	3/9/2009									26,315	$9.96	$164,206
W. N. Whitlock*	3/30/2009	(1)	$170,000	$340,000	$510,000
	3/9/2009					5,334	8,000	10,667			$9.96	$106,243
	3/9/2009								10,667		$9.96	$106,243
	3/9/2009									34,411	$9.96	$214,725
Richard W. Spriggle	3/30/2009	(1)	$81,250	$162,500	$243,750
	3/9/2009					3,138	4,706	6,275			$9.96	$62,499
	3/9/2009								6,275		$9.96	$62,499
	3/9/2009									20,242	$9.96	$126,310
Dawn R. Landry	3/30/2009	(1)	$73,125	$146,250	$219,375
	3/9/2009					2,824	4,235	5,647			$9.96	$56,244
	3/9/2009								5,647		$9.96	$56,244
	3/9/2009									18,218	$9.96	$113,680

*	Mr. Whitlock retired on June 30, 2009.

(1)	The Committee adopted the 2009 Annual Incentive Plan (“AIP”) on March 30, 2009. These amounts are based on the Named Executive Officer’s annual salary.

On March 9, 2009, the Committee approved grants of long-term incentive awards under the American Commercial Lines Inc. Stock Incentive Plan to certain employees of the Company. The long-term incentive award for each Named Executive Officer consists of (i) options to purchase shares of the Company’s common stock, par value $.01 (the “Common Stock”), (ii) time-vested restricted stock units and (iii) performance-based restricted stock units. The number of shares included in each award and the option exercise price was calculated based upon the closing price of the Company’s Common Stock on March 9, 2009.

Performance-based restricted stock units.  The performance-based restricted stock units vest in full on March 9, 2012 subject to the Named Executive Officer’s continued employment with the Company or any subsidiary or affiliate of the Company and the satisfaction of certain pre-established performance measures in fiscal years 2009, 2010 and 2011 based upon: (i) EBITDA; and (ii) EPS. The Board will approve the annual EBITDA and EPS performance targets for each year of the three-year performance period. No shares of performance-based restricted stock units are eligible to vest prior to the end of the three-year performance period unless the recipient dies, becomes totally and permanently disabled, or upon a change in control as set forth below. Graded vesting of the performance-based restricted stock units provides the Named Executive Officer the opportunity for a portion of the award to be paid after the three year period, commencing with performance equal to 80 percent of plan. However, the graded vesting requires performance of 120 percent of plan to earn a 100 percent payout of the performance units.

Time-vested restricted stock units.  The time-vested restricted stock units vest in full on March 9, 2012 (the “Vesting Date”) subject to the Named Executive Officer’s continued employment with the Company or any subsidiary or affiliate of the Company through and including the Vesting Date.

In the event prior to the vesting of the stock options, time-vested restricted stock units or performance-based restricted stock units (each, a “Grant”), the Named Executive Officer’s employment with the Company is terminated due to death, total and permanent disability or in the event of a change of control of the Company, the Grant shall become fully vested.

Stock options.  The stock options granted to each Named Executive Officer become exercisable in three equal annual installments beginning on March 9, 2010. The exercise price of the stock options is equal to the closing price of the Company’s Common Stock on March 9, 2009 ($9.96 per share). The stock options expire on the earlier of: (a) March 9, 2019; or (b) to the extent the stock options are vested, the date that is one day following the date the optionee’s employment with the Company or any subsidiary or affiliate of the Company is terminated for Cause (as defined in the Stock Option Agreement).

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OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

	Option Awards							Stock Awards
													Equity
													Incentive
					Equity						Equity		Plan Awards:
					Incentive					Market	Incentive		Market or
					Plan			Number of		Value of	Plan Awards:		Payout
					Awards:			Shares of		Shares of	Number of		Value of
	Number of		Number of		Number of			Units of		Units of	Unearned		Unearned
	Securities		Securities		Securities			Stock		Stock	Shares,		Shares,
	Underlying		Underlying		Underlying			That		That	Units or		Units or
	Unexercised		Unexercised		Unexercised	Option		Have		Have	Other Rights		Other Rights
	Options		Options		Unearned	Exercise	Option	Not		Not	That Have		That Have
	(#)		(#)		Options	Price	Expiration	Vested		Vested	Not Vested		Not Vested
Name	Exercisable		Unexercisable		(#)	($)	Date	(#)		($)(1)	(#)		($)(2)

Michael P. Ryan	5,111	(3)	—		—	$67.26	2/1/2016	—		—	—		—
	1,589	(4)	795	(5)	—	$144.20	2/17/2017	—		—	—		—
	1,688	(6)	3,378	(7)	—	$71.28	2/21/2018	—		—	—		—
	—		15,588	(8)	—	$71.28	2/21/2018	—		—	—		—
	—		17,536	(9)	—	$89.00	2/21/2018	—		—	—		—
	—		51,618	(10)	—	$9.96	3/9/2019	—		—	—		—
	—		—		—	—	—	477	(11)	$8,743	—		—
	—		—		—	—	—	1,139	(12)	$20,878	—		—
	—		—		—	—	—	16,001	(13)	$293,298	—		—
	—		—		—	—	—	—		—	477	(14)	$8,743
	—		—		—	—	—	—		—	1,139	(15)	$20,878
	—		—		—	—	—	—		—	16,001	(16)	$293,298
Thomas R. Pilholski	—		13,094	(17)	—	$61.56	3/19/2018	—		—	—		—
	—		6,313	(18)	—	$76.96	3/19/2018	—		—	—		—
	—		26,315	(19)	—	$9.96	3/9/2019	—		—	—		—
	—		—		—	—	—	8,157	(20)	149,518	—		—
	—		—		—	—	—	—		—	8,157	(21)	149,518
W. N. Whitlock*	23,277	(22)	—		—	$8.33	6/30/2010	—		—	—		—
	5,575	(23)	—		—	$67.26	6/30/2010	—		—	—		—
	3,111	(24)	—		—	$144.20	6/30/2010	—		—	—		—
Richard W. Spriggle	—		20,242	(25)	—	$9.96	3/9/2019	—		—	—		—
	—		—		—	—	—	6,275	(26)	$115,021	—		—
	—		—		—	—	—	—		—	6,275	(27)	$115,021
Dawn R. Landry	—		18,218	(28)	—	$9.96	3/9/2019	—		—	—		—
	—		—		—	—	—	5,647	(29)	103,510	—		—
	—		—		—	—	—	—		—	5,647	(30)	103,510

*	Mr. Whitlock retired on June 30, 2009.

(1)	All values in this column are based on the $18.33 value of a share of stock at close of market on December 31, 2010.

(2)	All values in this column are based on the $18.33 value of a share of stock at close of market on December 31, 2010.

(3)	On February 1, 2006, Mr. Ryan received a grant of 5,111 stock options. 1,704 options vested on the first and second anniversaries. 1,703 options vested on the third anniversary.

(4)	On February 12, 2007, Mr. Ryan received a grant of 2,384 stock options. 794 options vested on the first anniversary. 795 options vested on the second and third anniversaries.

(5)	See footnote 4.

(6)	On February 21, 2008, Mr. Ryan received 5,066 stock options. 1,688 options vested on the first anniversary. 1,689 options vested on the second anniversary. 1,689 options will vest on the third anniversary.

(7)	See footnote 6.

(8)	On February 21, 2008, Mr. Ryan received 15,588 stock options. The options vest on February 21, 2011.

(9)	On February 21, 2008, Mr. Ryan received 17,536 stock options. The options vest on February 21, 2011.

(10)	On March 9, 2009, Mr. Ryan received 51,618 stock options. 17,206 options vested on the first anniversary. 17,206 options will vest on the second and third anniversaries.

(11)	On February 12, 2007, Mr. Ryan received an award of 477 time-vested restricted units. The units vested on February 12, 2010.

(12)	On February 21, 2008, Mr. Ryan received an award of 1,139 time-vested restricted units. The units vest on February 21, 2011.

(13)	On March 9, 2009, Mr. Ryan received an award of 16,001 time-vested restricted units. The units vest on March 9, 2012.

(14)	On February 12, 2007, Mr. Ryan received an award of 477 performance-based restricted stock units. The units were cancelled on February 12, 2010 because the Company did not meet pre-established EBITDA and EPS performance measures over the three-year period.

(15)	On February 21, 2008, Mr. Ryan received an award of 1,139 performance-based restricted stock units. The units will vest in full on February 12, 2011 subject to his continued employment with the Company and the Company meeting pre-established EBITDA and EPS performance measures over the three-year period.

(16)	On March 9, 2009, Mr. Ryan received an award of 16,001 performance-based restricted stock units. The units will vest in full on March 9, 2012 subject to his continued employment with the Company and the Company meeting pre-established EBITDA and EPS performance measures over the three-year period.

(17)	On March 19, 2008, Mr. Pilholski received 13,094 stock options. The options vest on March 19, 2011.

(18)	On March 19, 2008, Mr. Pilholski received 6,313 stock options. The options vest on March 19, 2011.

(19)	On March 9, 2009, Mr. Pilholski received 26,315 stock options. 8,771 options vested on the first anniversary. 8,772 options will vest on the second and third anniversaries.

(20)	On March 9, 2009, Mr. Pilholski received an award of 8,157 time-vested restricted units. The units vest on March 9, 2012.

(21)	On March 9, 2009, Mr. Pilholski received an award of 8,157 performance-based restricted stock units. The units will vest in full on March 9, 2012 subject to his continued employment with the Company and the Company meeting pre-established EBITDA and EPS performance measures over the three-year period.

(22)	On January 18, 2005, Mr. Whitlock received a grant of 56,076 stock options. 18,625 options vested on the first and second anniversaries. 18,826 options vested on third anniversary. Mr. Whitlock exercised and sold 32,799 of the vested options on August 3, 2006, November 6, 2006, May 9- 10, 2007. Mr. Whitlock exercised and sold the remaining 23,277 vested options on January 6- 13, 2010.

(23)	On February 1, 2006, Mr. Whitlock received a grant of 5,575 stock options. 1,858 vested on the first anniversary. 1,859 vested on the second anniversary. 1,858 vested on the third anniversary.

(24)	On February 12, 2007, Mr. Whitlock received 3,111 stock options. 1,037 options vested on the first, second and third anniversaries.

(25)	On March 9, 2009, Mr. Spriggle received 20,242 stock options. 6,747 options vested on the first anniversary. 6,747 options will vest on the second anniversary. 6,748 options will vest on the third anniversary.

(26)	On March 9, 2009, Mr. Spriggle received an award of 6,275 time-vested restricted units. The units vest on March 9, 2012.

(27)	On March 9, 2009, Mr. Spriggle received an award of 6,275 performance-based restricted stock units. The units will vest in full on March 9, 2012 subject to his continued employment with the Company and the Company meeting pre-established EBITDA and EPS performance measures over the three-year period.

(28)	On March 9, 2009, Ms. Landry received 18,218 stock options. 6,072 options vested on the first anniversary. 6,073 options will vest on the second and third anniversaries.

(29)	On March 9, 2009, Ms. Landry received an award of 5,647 time-vested restricted units. The units vest on March 9, 2012.

(30)	On March 9, 2009, Ms. Landry received an award of 5,647 performance-based restricted stock units. The units will vest in full on March 9, 2012 subject to his continued employment with the Company and the Company meeting pre-established EBITDA and EPS performance measures over the three-year period.

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OPTION EXERCISES AND STOCK VESTED

	Options Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Received
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)

Michael P. Ryan	—	$—	1,108	$22,249
W. N. Whitlock*	—	$—	2,453	$41,503
Thomas R. Pilholski	—	$—	—	$—
Dawn R. Landry	—	$—	—	$—
Richard W. Spriggle	—	$—	—	$—

*	Mr. Whitlock retired on June 30, 2009.

PENSION BENEFITS

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)(1)	($)

Michael P. Ryan	ACL LLC Pension Plan	4	$66,305	0
W. N. Whitlock*	ACL LLC Pension Plan	30	$297,757	432,042

*	Mr. Whitlock retired on June 30, 2009.

(1)	Values of Accumulated Benefits at December 31, 2009, the ACL LLC Pension Plan’s measurement date. Note that remaining Named Executive Officers have no Accumulated Benefit under the Company’s Pension Plan.

Salaried Employee Pension Plans

Retirement benefits from our funded and unfunded non-contributory pension plans are based on both length of service and compensation levels. The compensation covered by the pension plans is compensation paid by ACL LLC to a participant on a regular monthly or annual salary basis, including bonuses or similar awards for personal services rendered in a position that is not under the scope of a labor agreement prior to 2000. Compensation items listed in the Summary Compensation Table covered by the pension plans are salary and bonus. Benefits earned before February 1, 2000 are computed at the time of retirement under a defined benefit formula based on years of service and average salary and bonus for the highest 60 consecutive months of service, computed without regard to additional payments in stock. Benefits earned after February 1, 2000 are computed based on career-average base salary only. The pension plan provides for normal retirement at age 65, and, subject to certain eligibility requirements, early retirement beginning at age 55 is permitted with reduced pension payments.

The Internal Revenue Code imposes certain limitations on compensation and benefits payable from tax-qualified pension plans. Pension amounts in excess of such limitations are payable from the non-qualified pension plan, which is not funded.

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NONQUALIFIED DEFERRED COMPENSATION

			Aggregate		Aggregate
	Executive	Registrant	Earnings	Aggregate	Balance
	Contributions	Contributions in	in Last	Withdrawals/	at Last
	in Last FY	Last FY	FY	Distributions	FYE
Name	($)	($)	($)	($)	($)

W. N. Whitlock
Salary Continuation Plan	0	$9,432	$10,320	$1,038,704	$0

The Company maintains various qualified and nonqualified benefit plans for its employees. All salaried, full-time employees hired prior to February 1, 2007 are covered or will be covered by an ERISA-qualified defined benefit retirement plan. All salaried, full-time employees are eligible to participate in a 401K savings plan that includes a partial company match feature.

The Company had one Named Executive Officer participating in a nonqualified deferred compensation program, Mr. W.N. Whitlock. This nonqualified plan was terminated upon Mr. Whitlock’s retirement in 2009 and the accrued benefit was paid out in 2010.

The amount of aggregate earnings in the last fiscal year in the table above is included in the Summary Compensation Table.

Post-Employment Provisions

Pursuant to the terms of Mr. Ryan’s employment letter agreement, if his employment is terminated after a “change-in-control,” (as defined in the Stock Option Agreement), certain options granted to Mr. Ryan pursuant to the offer letter become 100 percent vested and exercisable. The employment letter agreement also provides that Mr. Ryan will be entitled to twelve months severance as well as a pro-rated annual bonus paid in one lump sum, not to exceed 100 percent of the payout, in the year of termination if his employment is involuntarily terminated without cause or if Mr. Ryan terminates his employment for “good reason” (as defined in the employment letter agreement). Mr. Ryan is not entitled to severance pay for separations that are the result of voluntary termination, discharge for performance, death, retirement or permanent disability.

Pursuant to the terms of Mr. Pilholski’s employment letter agreement, if his employment is terminated involuntarily without cause or if he terminates employment for “good reason” (as defined in the Stock Option Agreement), certain options granted to Mr. Pilholski pursuant to the offer letter become 100 percent vested and exercisable. The employment letter agreement also provides Mr. Pilholski will be entitled to twelve months severance as well as a pro-rata annual bonus paid in one lump sum, not to exceed 100 percent of the payout, in the year of termination (based on Company performance achievement at that time) if his employment is involuntarily terminated without cause or if Mr. Pilholski terminates his employment for “good reason” (as defined in the employment letter agreement). Mr. Pilholski is not entitled to severance pay for separations that are the result of voluntary termination, discharge for cause, death, retirement or permanent disability.

Pursuant to the terms of Mr. Spriggle’s employment letter agreement, if his employment is terminated involuntarily without cause or if he terminates employment for “good reason” (as defined in the employment letter agreement), Mr. Spriggle will be entitled to twelve months severance. Mr. Spriggle is not entitled to severance pay for separations that are the result of voluntary termination, discharge for cause, death, retirement or permanent disability.

Upon a “change in control” (as defined in the applicable nonqualified stock option agreement, incentive stock option agreement, restricted stock award agreement and restricted stock unit award agreement), any outstanding options granted prior to 2009 will immediately become fully vested and any restricted stock and restricted stock units granted prior to 2009 will fully lapse for each of the Named Executive Officers.

Upon a termination without cause within one year of a “change in control” (as defined in the applicable nonqualified stock option agreement, incentive stock option agreement, restricted stock award agreement and restricted stock unit award agreement), any outstanding options granted during or after 2009 will immediately become fully vested and any restricted stock and restricted stock units granted during or after 2009 will fully lapse for each of the Named Executive Officers.

Assuming that the triggering event took place on December 31, 2009 and that the closing price of the Company’s Common Stock on Nasdaq as of that date ($18.33), these amounts equate to:

Mr. Ryan
Unvested Stock Options $946,158 (Strike prices for grant years 2007 and 2008 exceed year-end price)
Unearned Performance-based Restricted Units $322,920
Unvested Time Restricted $322,920
Pro-Rata Portion of Annual Bonus $318,750

Mr. Pilholski
Unvested Stock Options $482,354 (Strike prices for grant year 2008 exceed the year-end price)
Unearned Performance-based Restricted Units $149,518
Unvested Time Restricted $149,518
Pro-Rata Portion of Annual Bonus $211,250

Ms. Landry
Unvested Stock Options $333,936
Unearned Performance-based Restricted Units $103,510
Unvested Time Restricted $103,510

Mr. Spriggle
Unvested Stock Options $371,036
Unearned Performance-based Restricted Units $115,021
Unvested Time Restricted $115,021

On June 30, 2009, Mr. W.N. Whitlock retired from his position as Executive Vice President of Operations of the Company. Upon his retirement, Mr. Whitlock and the Company entered into a Confidential Severance Agreement and Release (the “Severance Agreement”) pursuant to which Mr. Whitlock received severance in accordance with the Company’s salaried severance policy in the amount of $170,000 ($158,000 of which was paid in 2009), which equates to twenty-six weeks of Mr. Whitlock’s annual base salary. Mr. Whitlock received in February 2010 a pro-rated bonus for fiscal year 2009 pursuant to the Company’s Annual Incentive Plan. In addition, Mr. Whitlock received acceleration of certain outstanding equity awards as set forth in the applicable equity award agreements. As a condition to receiving the severance payment, Mr. Whitlock agreed to customary terms related to a general release of the Company, non-disclosure of confidential information, non-solicitation of Company employees and confidentiality of Company information.

Also, on June 30, 2009, the Company and Mr. Whitlock entered into a Consulting Agreement. See the description of the Consulting Agreement under the heading “Employment Agreements” above.

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DIRECTOR COMPENSATION 2009

							Change in
							Pension
	Fees						Value and
	Earned or					Non-Equity	Nonqualified
	Paid in	Stock		Option		Incentive Plan	Deferred	All Other
	Cash	Awards		Awards		Compensation	Compensation	Compensation	Total
Name	($)	($)(5)		($)		($)	Earnings	($)	($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)

Clayton Yeutter	$65,000	$28,117	(1)	$84,999	(2)	—	—	—	$178,116
Eugene Davis	$55,000	$18,745	(3)	$56,666	(4)	—	—	—	$130,411
Richard Huber	$38,750	$18,745	(3)	$56,666	(4)	—	—	—	$114,161
Nils Larsen	$48,750	$18,745	(3)	$56,666	(4)	—	—	—	$124,161
Emanuel Rouvelas	$52,500	$18,745	(3)	$56,666	(4)	—	—	—	$127,911
R. Christopher Weber	$63,750	$18,745	(3)	$56,666	(4)	—	—	—	$139,161

(1)	On March 9, 2009, Mr. Yeutter, as Chairman of our Board, received 2,823 restricted shares of Common Stock. The restricted shares vest in three equal annual installments, commencing on the first anniversary of the grant date. The dollar values reflects the aggregate grant date fair value of equity awards granted within the fiscal year in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation (Formerly FAS 123R). The fair market value of the stock on date of grant was $9.96 per share.

(2)	On March 9, 2009, Mr. Yeutter, as Chairman of our Board, received 14,358 nonqualified options to purchase Common Stock at an exercise price of $9.96 per share. The options vested on September, 9, 2009. The dollar values reflects the aggregate grant date fair value of equity awards granted within the fiscal year in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation (Formerly FAS 123R).

(3)	On March 9, 2009, Messrs. Davis, Huber, Larsen, Rouvelas and Weber, non-employee directors, received 1,882 restricted shares of Common Stock. The restricted shares vest in three equal annual installments, commencing on the first anniversary of the grant date. The dollar values reflects the aggregate grant date fair value of equity awards granted within the fiscal year in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation (Formerly FAS 123R). The fair market value of the stock on date of grant was $9.96 per share.

(4)	On March 9, 2009, Messrs. Davis, Huber, Larsen, Rouvelas and Weber, non-employee directors, received 9,572 nonqualified options to purchase Common Stock at an exercise price of $9.96 per share, the fair market value at close of market on the date of grant, March 9, 2009. The options vested on September 9, 2009. The dollar values reflects the aggregate grant date fair value of equity awards granted within the fiscal year in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation (Formerly FAS 123R).

(5)	The dollar values reflects the aggregate grant date fair value of equity awards granted within the fiscal year in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation (Formerly FAS 123R).

For fiscal year 2009, the Chairman of our Board was paid $45,000 annually and the other non-employee directors were paid $30,000 annually. The Chairmen of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee were each paid an additional $5,000 annually. Each member of a Committee, including the Chairman of each Committee, received an additional $1,250 per Committee meeting attended in person or by telephone.

The aggregate shares for restricted stock grants and options which were outstanding as of December 31, 2009 are presented in the table below.

	Stock Awards
	Restricted	Restricted	Stock
	Stock	Stock Units	Options
	(#)	(#)	(#)

Clayton Yeutter	3,000	3,850	47,746
Eugene Davis	2,000	2,566	30,385
Richard Huber	2,000	2,566	123,787
Nils Larsen	2,000	2,566	28,788
Emanuel R Rouvelas	2,000	2,566	30,385
R. Christopher Weber	2,000	2,566	31,650

Non-Employee Director Stock Ownership Guidelines

The Board believes that Non-Employee Directors should own and hold Company common stock to further align their interests and actions with the interests of the Company’s stockholders. Accordingly, the Board adopted the following Non-Employee Director Stock Ownership Guidelines (the “Director Guidelines”), effective as of October 1, 2007, and revised as of April 1, 2008.

Non-Employee Directors of the Company shall own Company common stock equal in value to five times the annual Board retainer (not including any additional fees paid for attendance of meetings or for service as a committee chairperson), calculated using the annual retainer as of the later of the date the Director Guidelines were adopted or the date the Director is first elected to the Board. Non-Employee Directors are required to achieve the Director Guidelines within five years of joining the Board, or, in the case of Non-Employee Directors serving at the time the Director Guidelines were adopted, within five years of the date of adoption of the Director Guidelines. Once achieved, ownership of the Director Guideline amount must be maintained as long as the Director retains his or her seat on the Board.

Failure to meet, or show sustained progress toward meeting, the Director Guidelines may result in the Non-Employee Director receiving future fees or annual retainers in the form of equity until he or she has satisfied the Director Guidelines. The Company may also bar the Director from selling Company common stock until the guideline has been achieved.

There may be instances where the Director Guidelines would place a severe hardship on a Non-Employee Director. The Nominating and Governance Committee will make the final decision as to developing alternative stock ownership guidelines for a Director that reflect the intentions of the Director Guidelines and the Director’s individual circumstances.

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COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee shall not be deemed to be soliciting material nor to be filed with the SEC under the Securities Act or the Exchange Act, nor incorporated by reference in any document so filed.

During 2009, the Compensation Committee was chaired by Mr. Larsen and also included Messrs. Rouvelas, Huber and Weber. Mr. Weber served on the Compensation Committee until January 27, 2009, when the Board acted to appoint him to the Nominating and Governance Committee and to appoint Mr. Huber to the Compensation Committee. Each member of the Compensation Committee is an independent director as such term is defined under the current Nasdaq listing requirements. The duties of the Compensation Committee are summarized in this proxy statement under “Committees and Meetings of the Board of Directors — Compensation Committee” on page 15 and are more fully described in the Compensation Committee Charter which may be found on our Web site (www.aclines.com).

After reviewing and discussing with management the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board, and the Board approved, the inclusion of the Compensation Discussion and Analysis in the Company’s proxy statement on Schedule 14A for the year ended December 31, 2009.

BY THE COMPENSATION COMMITTEE

Nils E. Larsen (Chair)
Emanuel L. Rouvelas
Richard L. Huber

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Messrs. Larsen, Rouvelas and Huber. Mr. Huber served as Interim Chief Executive Officer of American Commercial Lines LLC, the predecessor entity of the Company from April 2004 to January 2005. No other member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In 2009, no executive officers of the Company served on the board of directors or compensation committee of another entity, any of whose executive officers served on the Board or Compensation Committee of the Company.

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REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

During 2009, the Audit Committee was chaired by R. Christopher Weber and also included Eugene Davis and Clayton Yeutter. Mr. Weber also served on the Compensation Committee until January 27, 2009, when the Board acted to appoint him to the Nominating and Governance Committee and to appoint Mr. Huber to the Compensation Committee replacing Mr. Weber on that Committee. Each member of the Audit Committee is an independent director as such term is defined under the current Nasdaq Stock Market listing requirements. The duties of the Audit Committee are summarized in this proxy statement under “Committees and Meetings of the Board of Directors — Audit Committee” on page 14 and are more fully described in the Audit Committee Charter which may be found on our Web site (www.aclines.com).

The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, and the Company’s accounting and financial reporting processes and systems of internal control. Management has primary responsibility for the Company’s internal controls and the preparation of financial statements in accordance with generally accepted accounting principles. The Committee also reviews the qualifications, independence and performance of the Company’s independent accountants, who are in turn responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. While the Chairman of the Audit Committee is an audit committee financial expert as such term is defined in Item 401(h) of Regulation S-K of the Exchange Act, members of the Audit Committee should not be assumed to be accounting experts and are not deemed to have accepted a duty of care greater than other members of the Board. In discharging their responsibilities, the Audit Committee members rely on the representations made, and information provided to them, by management and the independent accountants.

The Audit Committee was responsible for recommending to the Board that the Company’s audited financial statements be included in the annual report for 2009. The Audit Committee took a number of steps in making this recommendation for 2009, including a series of joint and independent meetings during which, among other matters, the Audit Committee:

•	Reviewed and discussed with management and representatives of Ernst & Young LLP the Company’s audited financial statements. During the course of these discussions, management represented to the Audit Committee that the audited financial statements were prepared in accordance with generally accepted accounting principles.

•	Discussed with representatives of Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with those Charged with Governance. These discussions were intended to assist the Audit Committee in overseeing the Company’s financial reporting and disclosure process.

•	Received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Public Company Oversight Board (PCAOB) Ethics and Independence Rule 3526 and discussed with representatives of Ernst & Young LLP its independence. This disclosure and discussion informed the Audit Committee of Ernst & Young LLP’s independence, and assisted the Audit Committee in evaluating such independence.

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Relying on these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

THE AUDIT COMMITTEE

R. Christopher Weber (Chair)
Eugene I. Davis
Clayton K. Yeutter

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee Charter authorizes the Audit Committee to review and approve all transactions involving the Company and related persons (“Related Party Transactions”). Related persons include executive officers, directors and director nominees of the Company or their immediate family members, or stockholders owning five percent or greater of the Company’s Common Stock. In addition, the Company has adopted a written policy and procedures for the review, approval and ratification of Related Party Transactions. The policy covers any Related Party Transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a director or indirect material interest). Since the adoption of this policy in 2006, all Related Party Transactions were evaluated pursuant to this policy. Pursuant to the policy, any Related Party Transaction shall be consummated or any known Related Party Transaction shall continue only if (i) the Audit Committee approves such transaction in accordance with the guidelines set forth in this policy; (ii) the transaction is approved by the disinterested members of the Board; or (iii) the transaction involves compensation approved by the Company’s Compensation Committee.

At each regularly scheduled Audit Committee meeting, management shall recommend Related Party Transactions to be entered into by the Company. After review, the Audit Committee shall approve or disapprove such transactions and at each subsequently scheduled meeting, management shall update the Committee as to any material change to those Related Party Transactions. Any Related Party Transactions proposed to be entered into between meetings of the Audit Committee may be preliminarily entered into by management subject to ratification by the Audit Committee; provided that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction.

The Company has transactions with various related parties, primarily with BargeLink LLC, an equity investment of the Company through a joint venture with MBLX, Inc. We believe that the terms and conditions of those transactions are in the aggregate not materially more favorable or unfavorable to us than would be obtained on an arm’s-length basis among unaffiliated parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that a Company’s directors and officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Directors, officers and beneficial owners of more than 10 percent of the Company’s common stock are required by the SEC to furnish the Company with copies of the reports they file.

We believe that all of our current and former directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a).

ANNUAL REPORT ON FORM 10-K

The Company filed its Annual Report on Form 10-K for the year ended December 31, 2009 with the SEC on March 10, 2010. The Annual Report on Form 10-K, including all exhibits, can also be found on the Company’s website: aclines.com and can be downloaded free of charge. Paper copies of the Annual Report on Form 10-K may be obtained without charge from the Company, and paper copies of exhibits to the Annual Report on Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests in writing to the Corporate Secretary by mail at 1701 E. Market Ave, Jeffersonville, Indiana 47130, by telephone at (800) 842-5491 or by email at InvestorBoard@acbl.net.

PROPOSALS OF STOCKHOLDERS

A stockholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Company’s proxy statement and form of proxy for the Annual Meeting of stockholders to be held in 2011 must be received by the Company by December 14, 2010. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such proposals. A stockholder otherwise desiring to bring matters before an annual meeting of stockholders must, pursuant to the Company’s by-laws, deliver timely notice in writing to the Corporate Secretary of the Company not less than 60 nor more than 90 days prior to the anniversary of the date the Company first mails its proxy materials for the prior annual meeting. In the event that less than 70 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to the stockholders, the by-laws provide that notice by a stockholder of a stockholder proposal must be received in writing by the Corporate Secretary of the Company on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made.

If any stockholder proposals are presented for action at the Annual Meeting, but are not submitted within the time periods described above, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

OTHER MATTERS

At the time of the preparation of this proxy statement, the Board knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

By Order of the Board of Directors

Dawn R. Landry
Senior Vice President and General Counsel

Jeffersonville, Indiana
April 16 , 2010

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

FORM OF PROXY
IMPORTANT NOTICE TO STOCKHOLDERS
of American Commercial Lines Inc.
The Annual Meeting of Stockholders will be held on
May 17, 2010
11:00 a.m. (Eastern Time)
American Commercial Lines Inc.
1701 E. Market Street
Jeffersonville, Indiana 47130
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE COMPANY FOR ANNUAL MEETING,
May 17, 2010
The undersigned, a stockholder of American Commercial Lines Inc., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying proxy statement, a copy of the Company’s Annual Report for the year ended December 31, 2009, and revoking any proxy previously given, hereby constitutes and appoints Clayton K. Yeutter and Michael P. Ryan and each of them his or her true and lawful agents and proxies with full power of substitution in each to vote the shares of common stock of the Company standing in the name of undersigned for purposes identified on this proxy and with discretionary authority as to any other matters that may properly be raised at the Annual Meeting of Stockholders of the Company to be held at the Headquarters, American Commercial Lines Inc., 1701 E. Market Street, Jeffersonville, Indiana 47130.
(continued and to be signed on the other side)

FORM OF PROXY
▼ Please Detach and Mail in the Envelope Provided ▼

x	Please mark your votes as in this example

1. For the election of directors.		Nominees:	Clayton K. Yeutter
Michael P. Ryan
Richard L. Huber
For all	Withhold authority to		Nils E. Larsen
nominees	vote for all nominees		Emanuel L. Rouvelas
☐	☐		R. Christopher Weber
(Authority to vote for any nominee named may be withheld by lining through that nominees’ name.)

2. For ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSONS AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE

     PLEASE MARK , SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Signature of Stockholder	Dated	, 2010

Signature of Stockholder	Dated	, 2010

NOTE: This Proxy must be signed exactly as your name appears hereon. For joint accounts, each owner should sign. Executors, administrators, trustees, etc., should give full title, as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.